CREDIT AGREEMENT

dated as of

June 10, 2014

among

EMMIS OPERATING COMPANY,
as Borrower

EMMIS COMMUNICATIONS CORPORATION,
as Parent

The Credit Parties Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

FIFTH THIRD BANK,
as Syndication Agent
__________________________

J.P. MORGAN SECURITIES LLC,
as Bookrunner and Lead Arranger

i

SCHEDULES:
Schedule 2.01	Commitments
Schedule 3.05(c)	Stations
Schedule 3.05(d)	Magazines
Schedule 3.06(a)	Litigation
Schedule 3.06(b)	Pending FCC Proceedings
Schedule 3.16	FCC Licenses
Schedule 3.16(k)	Section 73.3555 of the FCC Rules
Schedule 3.17	Subsidiaries
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04(b)	Certain Permitted Investments
Schedule 6.04(l)	Certain Permitted Acquisitions
Schedule 6.08	Existing Affiliate Transactions
Schedule 6.09	Existing Restrictions

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B-1	U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit B-2	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit B-3	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit B-4	U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C	NextRadio License and Distribution Agreement
Exhibit D	NextRadio Funding Agreement
Exhibit E	Auction Procedures
Exhibit H-1	Increased Facility Activation Notice-Incremental Term Loans
Exhibit H-2	Increased Facility Activation Notice-Incremental Revolving Commitments
Exhibit I	Form of Collateral Access Agreement

v

CREDIT AGREEMENT dated as of June 10, 2014, among EMMIS OPERATING COMPANY, an Indiana corporation, as Borrower, EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation (the “Parent”), each other CREDIT PARTY from time to time signatory hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and FIFTH THIRD BANK, as Syndication Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Accepting Lenders” has the meaning set forth in Section 2.22(a).
“Acquired Business” means those certain assets of YMF Media New York LLC and YMF Media New York License LLC acquired pursuant to the Purchase Agreement.
“Acquired Business Acquisition” means the acquisition of the Acquired Business pursuant to the Purchase Agreement in a two-step transaction, in which (a) an initial $55,000,000 payment is made on the Effective Date and the Acquired Business is purchased by a wholly-owned Subsidiary of the Borrower and contributed to the WBLS Entities (the “Initial Acquisition”) and (b) a subsequent $76,000,000 payment is made no later than February 17, 2015 and upon such subsequent payment, the WBLS Entities shall be Wholly-Owned Subsidiaries (the “Subsequent Acquisition”).
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests (to the extent outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof) of any Person.
“Act” has the meaning set forth in Section 9.14.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that in no event shall the Adjusted LIBO Rate with respect to the Term Loan Facility be less than 1.00%.
“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Class” has the meaning set forth in Section 2.22(a).
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0%; provided that in no event shall the Alternate Base Rate with respect to the Term Loan Facility be less than 2.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means (a) with respect to the Revolving Facility, (i) 3.75% with respect to ABR Loans and (ii) 4.75% with respect to Eurodollar Loans, (b) with respect to the Term Loan Facility, (i) 3.75% with respect to ABR Loans and (ii) 4.75% with respect to Eurodollar Loans and (c) with respect to any Incremental Facility, the amount set forth in the applicable Increased Facility Activation Notice.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) the entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means J.P. Morgan Securities LLC in its capacity as lead arranger and bookrunner hereunder.
“Asset Disposition” means any one or a series of related transactions (other than an Asset Swap) pursuant to which any of the Parent, the Borrower, any Subsidiary, the Austin Partnership or RAM conveys, sells, leases, licenses or otherwise transfers or disposes of, directly or indirectly (including by means of a simultaneous exchange of Stations), any of its properties, businesses or assets (other than (a) to the Borrower or any Wholly-Owned Subsidiary of the Borrower, (b) the sale of inventory in the ordinary course or the sale of obsolete or worn out property or property that is no longer used or useful, in each case in the ordinary course, (c) the sale or grant of licenses of Intellectual Property no longer material to the business of the Borrower or any Subsidiary in the ordinary course, (d) the sale or discount of overdue receivables in the ordinary course in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction), (e) the sale of cash equivalents in the ordinary course of business, (f) leases, licenses or subleases or sublicenses of real or personal property in the ordinary course and (g) the sale of Permitted Investments in the ordinary course of business) whether owned on the date hereof or thereafter acquired (including the sale of the interest held by the Borrower or any of its Subsidiaries in the Austin Partnership or in RAM and the sale or issuance of Equity Interests of any Subsidiary other than to the Borrower or any Wholly-Owned Subsidiary of the Borrower).
“Asset Swap” means any transfer of assets of any of the Borrower or any Subsidiary, the Austin Partnership or RAM to any Person other than the Parent, the Borrower or a Wholly-Owned Subsidiary of the Parent or the Borrower in exchange for assets of such Person if such exchange would qualify, whether in part or in full, as a like-kind exchange pursuant to §1031 of the Code. Nothing in this definition shall require the Parent, the Borrower or any Subsidiary, the Austin Partnership or RAM to elect that §1031 of the Code be applicable to any Asset Swap.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.
“Auction Manager” has the meaning set forth in Section 2.23(a).
“Auction Notice” means an auction notice given by the Borrower in accordance with the Auction Procedures with respect to an Auction Purchase Offer.
“Auction Procedures” means the auction procedures with respect to Auction Purchase Offers set forth in Exhibit E hereto.
“Auction Purchase Offer” means an offer by a Purchasing Borrower Party to purchase Term Loans of one or more Classes pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.23.
“Austin Partnership” means Emmis Austin Radio Broadcasting Company, L.P. (formerly known as LBJS Broadcasting Company, L.P.), a Texas limited partnership, and of which RAM is the sole general partner.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Available Amount” means, as of any time, the excess, if any, of:
(a)     the sum of (i) the Cumulative Borrower’s ECF Share, plus (ii) the Net Available Proceeds of Indebtedness and Disqualified Equity Interests of Parent, in each case incurred or issued after the Effective Date, which have been exchanged or converted into Qualified Equity

Interests of Parent, plus (iii) the Net Available Proceeds of sales of Investments made using the Available Amount (in an amount, together with amounts added pursuant to clause (iv) below, not to exceed the amount of such Investments made using the Available Amount), plus (iv) returns, profits, distributions and similar amounts received in cash or Permitted Investments on Investments made using the Available Amount (in an amount, together with amounts added pursuant to clause (iii) above, not to exceed the amount of such Investments made using the Available Amount), plus (v) the Investments made using the Available Amount of the Borrower and its Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Subsidiary or that has been merged or consolidated into the Borrower or any of its Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Borrower or any of its Subsidiaries in an amount not to exceed the amount of the Investments of the Borrower and its Subsidiaries in such Unrestricted Subsidiary made using the Available Amount; over
(b)     the sum of all Investments made prior to such time in reliance on Section 6.04(u), plus all Restricted Payments made prior to such time in reliance on Section 6.07(a)(ix), plus all prepayments of Indebtedness made prior to such time in reliance on Section 6.07(b)(vii).
“Banking Services” means each and any of the following bank services provided to any Credit Party by JPMorgan, any Lender or any of their respective Affiliates: (a) credit cards for commercial customers (including “commercial credit cards”, purchasing cards and ACH transactions), (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” of the Credit Parties means any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
“Blocked Control Agreement” has the meaning set forth in Section 4.01(q).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Emmis Operating Company, an Indiana corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Assets” means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will) to the extent such intangible assets have not been acquired in connection with an Acquisition pursuant to Section 6.04(i); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.
“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent, the Borrower and its Financial Subsidiaries prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CFC” means a “controlled foreign corporation” within the meaning of section 957(a) of the Code.
“CFC Holding Company” means any Domestic Subsidiary of the Borrower substantially all of the assets of which are one or more CFCs, either directly or indirectly through other entities that are disregarded entities or partnerships for U.S. federal income tax purposes, and all such entities have no material assets (excluding equity interests in each other) other than equity interests of such CFCs; provided that such entity shall be treated as a CFC Holding Company only if such entity (and any disregarded entity through which such entity owns any CFCs) do not have any material liabilities.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than any Permitted Holder, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent unless the Permitted Holders own capital stock having a greater percentage of the general voting power of the outstanding voting capital stock than that held by such Person or group; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent or the Borrower by Persons (other than directors on the Effective Date) who were neither (i) nominated by the board of directors of the Parent or the Borrower, as applicable, nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Parent by any Person or group other than any Permitted Holder; (d) the Borrower shall at any time (i) cease to own Equity Interests of any Subsidiary representing the same percentage of outstanding Equity Interests of such Subsidiary as held by the Borrower on the date hereof or as of any later date on which any new Subsidiary is created or acquired, unless the diminution of such percentage is attributable to a disposition of Equity Interests which was permitted hereunder or (ii) cease to own Equity Interests of any Subsidiary which enables it at all times to elect a majority of the board of directors of such Subsidiary unless the disposition of such Equity Interests was permitted hereunder; (e) the Parent shall cease to directly own one hundred percent (100%) of the issued and outstanding Equity Interests of the Borrower; or (f) the occurrence of any “Change of Control” or any similar term under and as defined in any agreement or indenture governing any Subordinated Indebtedness having a principal amount in excess of $7,500,000.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning set forth in Section 9.13.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Incremental Term Loans or Swingline Loans. Additional Classes of Loans may be established pursuant to Section 2.21, 2.22 and 9.02(e).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means “Collateral” as defined in any Collateral Document.
“Collateral Access Agreement” means an agreement in substantially the form attached hereto as Exhibit I or such other agreement in form and substance reasonably satisfactory to the Administrative Agent.
“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Mortgage and any other documents pursuant to which a Person grants a Lien upon any real or personal property as security for payment of the Secured Obligations.
“Commitment” means a Revolving Commitment or a Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications Act” means the Communications Act of 1934, as amended, and the rules and regulations of the FCC thereunder as now or hereafter in effect.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any applicable computation period, the Parent’s, the Borrower’s and Financial Subsidiaries’ Consolidated Net Income on a consolidated basis from continuing operations, plus, to the extent included in the determination of Consolidated Net Income, (a) income and franchise taxes paid or accrued during such period, (b) Consolidated Total Interest Expense for such period, (c) amortization and depreciation deducted in determining Consolidated Net Income for such period, (d) any extraordinary non-cash charges for such period, (e) any other non-cash charges for such period (but excluding (A) any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period, (B) any non-cash charge that relates to the write-down or write-off of inventory and (C) income, loss and expenses arising from or in connection with Trades), (f) [reserved], (g) expenditures related to ongoing funding of the litigation with respect to the Parent Preferred Stock to the extent actually incurred and paid or to be paid in cash for such period in an aggregate amount not in excess of $2,000,000, (h) [reserved], (i) [reserved], (j) to the extent paid in cash, expenses incurred in such period in connection with entering into this Agreement and any amendments thereto, so long as the Borrower has provided evidence of such costs in a form reasonably satisfactory to the Administrative Agent, (k) transaction costs paid in cash in such period in connection with any Acquisitions (other than the Acquired Business Acquisition) or Asset Dispositions permitted hereunder (whether or not completed) in an aggregate amount not in excess of $500,000 for such period; provided that to the extent the actual transaction costs paid in cash in any such period shall be less than $500,000, 100% of the difference between $500,000 and such actual transaction costs paid shall be rolled over for use in the next four fiscal quarters and (without duplication of any such excess amount) may increase the amount that may be added back pursuant to this clause (k) during such fiscal quarters (and for periods including such fiscal quarters); provided further that with respect to any such transaction costs the Borrower has provided evidence of such costs in a form reasonably satisfactory to the Administrative Agent, and (l) transaction costs paid in cash in connection with the Acquired Business Acquisition (including severance charges incurred in connection therewith) in an aggregate amount not in excess of $1,250,000 so long as the Borrower has provided evidence of such costs in a form reasonably satisfactory to the Administrative Agent, minus, to the extent included in the determination of Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (e) above taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period; provided, that for the purpose of determining Consolidated EBITDA, Consolidated EBITDA shall be deemed to be (w) $10,346,000 for the Fiscal Quarter ended May 31, 2013, (x) $11,621,000 for the Fiscal Quarter ended August 31, 2013, (y) $12,561,000 for the Fiscal Quarter ended November 30, 2013 and (z) $4,193,000 for the Fiscal Quarter ended February 28, 2014. For purposes of calculating Consolidated EBITDA for any period, any Acquisition, Asset Disposition pursuant to Section 6.03(c) or Asset Swap of the Borrower or any of its Subsidiaries which occurred during such period shall be deemed to have occurred on the first date of such period and the calculation of Consolidated EBITDA shall be adjusted on a pro forma basis in connection therewith.
“Consolidated Excess Cash Flow” means, for any Fiscal Year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in determining such Consolidated Net Income, (iii) decreases in Working Capital for such Fiscal Year, and (iv) the aggregate net amount of non-cash loss on the disposition of property by the Parent, the Borrower and its Financial Subsidiaries during such Fiscal Year, to the extent deducted in arriving at such Consolidated Net Income, minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net

Income, (ii) the aggregate amount actually paid by the Parent, the Borrower and its Financial Subsidiaries in cash during such Fiscal Year on account of Capital Expenditures and Investments permitted by Section 6.04(h) (solely in respect of Acquisitions made pursuant to Section 6.04(h) in respect of (x) Subsidiaries that will become Credit Parties upon consummation of such Acquisition or (y) assets that will be owned by Credit Parties upon consummation of such Acquisition), Section 6.04(i) and Section 6.04(n) (excluding the principal amount of Indebtedness incurred in connection with such expenditures or Investments and any such expenditures or Investments financed with the proceeds of asset dispositions that have not yet been used to pay down the Loans), (iii) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt (including the Term Loans) of the Parent, the Borrower and its Financial Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Working Capital for such Fiscal Year and (v) the aggregate net amount of non-cash gain on the disposition of property by the Parent, the Borrower and its Financial Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in determining such Consolidated Net Income.
“Consolidated Net Income” means, for any computation period, with respect to the Parent, the Borrower and its Financial Subsidiaries on a consolidated basis, cumulative net income earned during such period as determined in accordance with GAAP.
“Consolidated Senior Debt” means Consolidated Total Debt minus Subordinated Indebtedness of the Parent, the Borrower and its Financial Subsidiaries, on a consolidated basis, calculated in accordance with GAAP.
“Consolidated Senior Secured Debt” means Consolidated Senior Debt that is secured by any assets of Parent or any of its Subsidiaries.
“Consolidated Total Assets” means, at any date, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries.
“Consolidated Total Debt” means (a) all Indebtedness of the Parent, the Borrower and its Financial Subsidiaries, on a consolidated basis, calculated in accordance with GAAP plus, without duplication (b) the face amount of all outstanding letters of credit in respect of which the Parent, the Borrower or any Financial Subsidiary has any actual or contingent reimbursement obligation and (c) the principal amount of all Guarantees of Indebtedness made by the Parent, the Borrower and its Financial Subsidiaries.
“Consolidated Total Interest Expense” means, for any period, total cash interest expense deducted in the computation of Consolidated Net Income for such period (including that attributable to Capital Lease Obligations) of the Parent, the Borrower and its Financial Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent, the Borrower and its Financial Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of rate hedging in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided, that for the purpose of determining Consolidated Total Interest Expense for each of the three Fiscal Quarters of the Borrower ending immediately after the Effective Date, “Consolidated Total Interest Expense” for the relevant period shall be deemed to equal such amount for such Fiscal Quarter (and each previous Fiscal Quarter commencing after the Effective Date) multiplied by 4, 2, and 4/3 respectively.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corporate Overhead” means (i) accounting and audit costs and expenses incurred by the Parent in the ordinary course of its business in connection with preparing consolidated and consolidating financial reports and tax filings, (ii) fees and expenses incurred by the Parent in connection with SEC and other regulatory matters, (iii) fees and expenses relating to the corporate maintenance of the Parent, (iv) outside director fees incurred by the Parent, (v) costs and expenses payable by the Parent for director and officer insurance or in connection with pending or threatened legal action, (vi) transfer agent fees payable in connection with capital stock of the Parent, (vii) proxy solicitation costs incurred by the Parent, (viii) franchise taxes and other fees payable to the jurisdictions of incorporation or qualification of the Parent, (ix) other similar costs and expenses of the Parent incurred in the ordinary course of conducting its business; provided, that in no event shall Corporate Overhead include officers’ and other employees’ fees, salaries, bonuses, debt service and dividends and other distributions in respect of the capital stock of the Parent.
“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (or unused Revolving Commitments) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than (i) the aggregate principal amount of the Refinanced Debt (plus accrued and unpaid interest, premiums and fees payable by the terms of such Refinanced Debt and reasonable and customary costs, expenses, fees or original issue discount in connection with such extension, renewal, replacement or refinancing) plus (ii) with respect to any refinancing of Revolving Commitments, an additional amount equal to any existing unused Revolving Commitments to the extent that the portion of any existing and unused Revolving Commitment being refinanced was permitted to be drawn under Section 4.03 immediately prior to such refinancing and such drawing shall be deemed to have been made, (b) does not mature, in the case of (i) any Credit Agreement Refinancing Indebtedness in respect of the Term Loans, earlier than, or have a weighted average life to maturity shorter than, the Refinanced Debt (or, with respect to any notes constituting Credit Agreement Refinancing Indebtedness, will not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in the redemption of such notes prior to the maturity date of the Refinanced Debt) and (ii) in the case of any Credit Agreement Refinancing Indebtedness in respect of the Revolving Commitments, earlier than the Revolving Maturity Date (and there shall be no scheduled commitment reductions or scheduled amortization payments under such Credit Agreement Refinancing Indebtedness prior to the Revolving Maturity Date), (c) shall not be subject to any Guarantee by a Person other than a Credit Party and such Guarantee shall be on a pari passu (or subordinated) basis to the Guarantee in respect of the Obligations provided under the Guarantee and Collateral Agreement, (d) in the case of any secured refinancing Indebtedness, (i) the obligations in respect thereof shall not be secured by any Lien on any asset of Parent, the Borrower or any Subsidiary other than any asset constituting Collateral and any such Lien shall be on a pari passu or junior basis with any Lien securing the Obligations (and, in respect of any Credit Agreement Refinancing Indebtedness consisting of term loans at any time there are Term Loans outstanding, shall be junior) and (ii) such Indebtedness shall be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and (e) has terms and conditions (excluding pricing, fees, rate floors and optional prepayment or redemption terms) that reflect market terms at the time of issuance or incurrence of such Credit Agreement Refinancing Indebtedness (but in no event shall any such Credit

Agreement Refinancing Indebtedness have covenants and defaults materially more restrictive (when taken as a whole) than those under the then-existing Facilities, except for covenants and defaults applicable only to periods after the Latest Maturity Date in effect as of the date of incurrence of such Credit Agreement Refinancing Indebtedness); (provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Credit Agreement Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants satisfy the requirement set out in this clause (e), shall be conclusive evidence that such covenants satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)).
“Credit Documents” means this Agreement, the Fee Letter, each promissory note, if any, delivered pursuant to Section 2.10(e) and each Collateral Document, each amendment or waiver thereto or thereunder and each other document, instrument or agreement executed and delivered from time to time by any Credit Party (or an Excluded Subsidiary, to the extent required by the terms of this Agreement or the other Credit Documents) in connection with or pursuant to the terms of this Agreement or any other Credit Document.
“Credit Party” means the Parent, the Borrower and each Subsidiary Guarantor.
“Cumulative Borrower’s ECF Share” means, as of any date of determination, for each Fiscal Year (commencing with the Fiscal Year ending February 28, 2015) with respect to which an Excess Cash Flow Certificate has been delivered, an amount (in no event less than zero) equal to the sum of the Retained Percentage of Consolidated Excess Cash Flow for such Fiscal Years covered by such Excess Cash Flow Certificates.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” has the meaning assigned to such term in the Uniform Commercial Code of any applicable jurisdiction.
“Deposit Account Control Agreement” means a Deposit Account control agreement, in form and substance reasonably satisfactory to the Administrative Agent, to be executed by each institution maintaining a Deposit Account (other than an Excluded Account) for the Borrower or any other Credit Party, the applicable Credit Party and the Administrative Agent, in each case as required by Section 5.12(b).
“Digonex” means Digonex Technologies Inc., an Indiana corporation.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)     matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)     is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)     is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date that is 91 days after the Latest Maturity Date in effect as of the date of issuance of such Equity Interests (or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Lender” means such Persons identified in writing to the Administrative Agent prior to the Effective Date or as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided that any addition to the list of Disqualified Lenders shall not retroactively disqualify any Lenders; provided further that the Borrower may remove any person or persons from the list of “Disqualified Lenders” by subsequent written notice to the Administrative Agent.

“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means, as to any Person, each subsidiary of such Person that is incorporated under the laws of the United States, any State thereof or the District of Columbia.
“ECF Percentage” means 75%; provided that with respect to each Fiscal Year, the ECF Percentage shall be reduced to (x) 50% if the Total Senior Secured Leverage Ratio as of the last day of such Fiscal Year is less than 3.50 to 1.0 but greater than or equal to 2.75 to 1.0, (y) 25% if the Total Senior Secured Leverage Ratio as of the last day of such Fiscal Year is less than 2.75 to 1.0 but greater than or equal to 2.25 to 1.0 and (z) 0% if the Total Senior Secured Leverage Ratio as of the last day of such Fiscal Year is less than 2.25 to 1.0.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Emmis Chief Executive Office” means that certain real property owned by the Borrower and located at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any harmful or deleterious substances or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equity Issuance” means the sale or issuance (whether by public or private offering) by the Parent, the Borrower or any Subsidiary of any of its Equity Interests or any Equity-Like Instrument, other than sales or issuances to the Parent, the Borrower, any Subsidiary or any trust or other similar entity for the benefit of the Parent, the Borrower, any Subsidiary or any employee, director or independent contractor of any of the foregoing.
“Equity-Like Instrument” means any instrument that is equity-like in nature (including preferred stock and any instrument issued pursuant to the conversion of convertible Indebtedness into Equity Interests), whether or not such instrument is considered an Equity Interest, which evidences a residual interest in the issuer or its assets after the payment of all indebtedness and other liabilities paid prior to equity in accordance with GAAP, and has no put or similar provisions (except for put or similar provisions applicable in the event of an asset sale or change of control or for which the exercise date of such provision is more than six (6) months after the Latest Maturity Date in effect as of the date of issuance of such instrument), no fixed maturity date and no mandatory redemption date, unless such maturity date or such mandatory redemption date is more than six (6) months after the Maturity Date. For the avoidance of doubt, nothing contained herein permitting the existence in any Equity-Like Instrument of put or similar provisions applicable in the event of an asset sale or change of control shall be deemed a consent to the making of any payment resulting from the exercise of such provisions.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (e) the institution by the PBGC of proceedings to terminate a Plan; (f) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the determination that any Plan is or is expected to be an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the failure by the Borrower or any ERISA Affiliate to make when due required contributions to a Plan or Multiemployer Plan or the failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA) applicable to such Plan, in each case, whether or not waived; (i) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 or ERISA; (j) the loss of a Plan’s qualification or tax-exempt status; (k) the termination of a Plan described in Section 4064 of ERISA; or (l) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurodollar Tranche” means the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default” has the meaning assigned to such term in Article VII.
“Excess Cash Flow Certificate” has the meaning assigned to such term in Section 2.11(c).

“Excluded Account” means a Deposit Account (i) which is used for the purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) which is a zero-balance account, (iii) consisting of customer, custodial or escrow accounts so long as no funds or other property of the Borrower or any other Credit Party is deposited in such account, (iv) which is used as a cash collateral account subject to Liens permitted by Section 6.02 or (i) the average monthly balance of which, when aggregated with the average monthly balance of all other Deposit Accounts over which no Deposit Account Control Agreement exists pursuant to this clause (v), is less than $1,000,000.
“Excluded Assets” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Excluded Securities Account” means a Securities Account with a balance of less than $1,000,000.
“Excluded Subsidiaries” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the existing Credit Agreement dated as of December 28, 2012 among the Borrower, the Parent, the lenders party thereto, JPMorgan, as administrative agent, and the other agents party thereto, as amended to the date hereof.
“FAA” means the Federal Aviation Administration.

“Facilities” means (a) the Term Loan Facility, (b) the Revolving Facility and (c) the Incremental Term Loans.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“FCC” means the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).
“FCC License” means any license, permit, certificate of compliance, antenna structure registration, franchise, approval or authorization held by Borrower, any of its Subsidiaries, or any WBLS Entity, granted or issued by the FCC required in connection with the conduct by Borrower and each of its Subsidiaries of its Stations and any ancillary broadcast facilities as presently operated or proposed to be operated.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letters” means collectively (a) that certain Fee Letter dated as of April 16, 2014, by and among JPMorgan, J.P. Morgan Securities LLC and the Borrower and (b) that certain Fee Letter dated as of April 16, 2014, by and among Fifth Third and the Borrower, in each case, as the same may be amended, restated, modified or supplemented.
“Final FCC Order” means action by the FCC, which action is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no requests for stay, reconsideration, review, rehearing, appeal or certiorari, or sua sponte action by the FCC is pending, and as to which the time for filing any such request, petition or appeal, certiorari, or for review by the FCC on its own motion, has expired or otherwise terminated.
“Financial Affiliate” means a Subsidiary of the bank holding company controlling any Lender that is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Financial Subsidiaries” means (a) any Subsidiary of the Borrower (other than, except as set forth in clause (d) below, any Unrestricted Subsidiary), (b) the Austin Partnership, (c) RAM and (d) the WBLS Entities. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, it is understood and agreed that (i) with respect to any financial or numerical calculation herein (including Consolidated Net Income) in reference to Financial Subsidiaries, such calculation, with respect to the

Austin Partnership, RAM and any other Non-Wholly Owned Subsidiary (other than the WBLS Entities), shall be calculated only to the extent of the Borrower’s and the Wholly-Owned Subsidiaries’ aggregate equity percentage of ownership in the Austin Partnership, RAM or such Non-Wholly Owned Subsidiary, as applicable and (ii) with respect to the WBLS Entities, for so long as the WBLS-WLIB LMA is in effect, Consolidated Net Income (other than for purposes of calculations pursuant to Section 6.07(a)(ix) or Section 6.07(b)(vii)) shall be reduced by any $739,500 monthly payments due to YMF Media New York LLC or YMF Media New York Licensee LLC during the applicable period (it being understood that with respect to any calculation of Consolidated Net Income, the amount deducted from Consolidated Net Income pursuant to this clause (ii) shall be $8,874,000).
“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on February 28, or in the case of a leap year, February 29, May 31, August 31 and November 30 of each year.
“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on February 28, or in the case of a leap year, February 29, of each year.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries (including the Unrestricted Subsidiaries) primarily for the benefit of employees of the Borrower or such Subsidiaries (including the Unrestricted Subsidiaries) residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.
“Foreign Pension Plan Event" means (i) the failure of the Parent, the Borrower or its Subsidiaries to make its required contributions in respect of any Foreign Pension Plan when such contributions are due; (ii) the failure of the Parent, the Borrower or its Subsidiaries to administer any Foreign Pension Plan in accordance with its terms and all applicable laws; (iii) the occurrence of an act or omission in respect of any Foreign Pension Plan which could give rise to the imposition on the Parent, the Borrower or its Subsidiaries of fines, penalties or related charges under applicable laws; (iv) the assertion of a material claim (other than a routine claim for benefits) against the Parent, the Borrower or its Subsidiaries in respect of a Foreign Pension Plan; (v) the imposition of a Lien in respect of any Foreign Pension Plan; or (vi) any event or condition which might constitute grounds for the termination, in whole or in part, of any Foreign Pension Plan or the appointment of a trustee to administer any Foreign Pension Plan.
“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America.
    “Governmental Authority” means any nation or federal or national government, any state, county or local municipality or other political subdivision thereof and the governmental or quasi-governmental entity or body associated therewith, and any agency, instrumentality, court arbitral tribunal or other entity exercising governmental or quasi-governmental, any executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such political entity or government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or any Excluded Swap Obligations. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement, dated as of the date hereof, between the Credit Parties and the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other holders of the Secured Obligations, and any other guarantee and/or security agreement entered into, after the date of this Agreement by any other Credit Party (as required by this Agreement or any other Credit Document) or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Guarantor” means the Parent and each Subsidiary Guarantor.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to, or that can reasonably be expected to give rise to liability under, any Environmental Law.
“Hostile Acquisition” means the acquisition of the Equity Interests of a Person (the “Target”) through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved prior to such acquisition by resolutions of the Board of Directors of the Target or by similar action if the Target is not a corporation (and which approval has not been withdrawn).
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
“Increased Facility Activation Date” means any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.21(a).

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit H-1 or H-2, as applicable.
“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.
“Incremental Equivalent Debt” means notes secured by Liens on the Collateral on a pari passu or junior basis to the Liens on the Collateral securing the Obligations, term loans secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Obligations, unsecured notes or unsecured term loans; provided that (i) the maturity date of any Incremental Equivalent Debt shall be no earlier than the Latest Maturity Date as in effect at the time of incurrence of such Incremental Equivalent Debt, (ii) the weighted average life to maturity of any Incremental Equivalent Debt shall be no shorter than the weighted average life to maturity of any Term Loans or Incremental Term Loans (as in effect at the time of incurrence of such Incremental Equivalent Debt), (iii) no Incremental Equivalent Debt shall be subject to any Guarantee by a Person other than a Credit Party and such Guarantee shall be on a pari passu (or subordinated) basis to the Guarantee in respect of the Obligations provided under the Guarantee and Collateral Agreement, (iv) in the case of Incremental Equivalent Debt that is secured, (A) the obligations in respect thereof shall not be secured by any Lien on any asset of Parent, the Borrower or any Subsidiary other than any asset constituting Collateral and (B) such Incremental Equivalent Debt shall be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and (v) such Incremental Equivalent Debt is subject to covenants no more restrictive (taken as a whole) than those under this Agreement (provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants satisfy the requirement set out in this clause (v), shall be conclusive evidence that such covenants satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)).
“Incremental Revolving Commitments” means any Revolving Commitments made pursuant to Section 2.21(a).
“Incremental Term Loans” means any term loans made pursuant to Section 2.21(a).
“Incremental Term Maturity Date” means, with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the Latest Maturity Date in effect as of the date of incurrence of such Incremental Term Loans.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes, preferred stock (solely to the extent issued after the Effective Date) or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Ineligible Institution” means a (a) natural person or (b) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
“Ineligible Securities” means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.
“Information Memorandum” means, collectively, the confidential information materials dated April 2014 relating to the Borrower and the Transactions.
“Initial Acquisition” has the meaning set forth in the definition of “Acquired Business Acquisition”.
“Intellectual Property” has the meaning set forth in Section 3.05(b).
“Interest Coverage Ratio” means, the ratio, determined as of the end of each Fiscal Quarter of the Borrower for the most-recently ended four Fiscal Quarters, of Consolidated EBITDA for such period to Consolidated Total Interest Expense for such period.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each quarter, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 7 days or one, two, three, six or twelve months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” has the meaning set forth in the definition of “LIBO Rate”.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“JPMorgan” means JPMorgan Chase Bank, N.A.
“Latest Maturity Date” means, as of any date of determination, the latest maturity then in effect with respect to outstanding Loans or Commitments.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.21, 9.02(e) or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“License Subsidiaries” means collectively, (a) Emmis License Corporation of New York, Emmis Radio License, LLC and WBLS License and (b) any new Subsidiaries that hold licenses to broadcast or transmit radio or television signals formed or acquired in connection with any Acquisition permitted under Section 6.04, the Acquired Business Acquisition, or any internal reorganization permitted pursuant to Section 6.03(a).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Conditionality Representations” means (a) those representations and warranties enumerated in Section 4.02(b) and (b) with respect to any Acquisition, those representations and warranties that are made by the target of the applicable Acquisition in the acquisition agreement related thereto as are material to the interests of the Lenders, but only to the extent that the accuracy of such representations and warranties is a condition to the obligations of Parent, the Borrower or the applicable Subsidiary to close under such acquisition agreement or Parent, the Borrower or the applicable Subsidiary has the right to decline to consummate the Acquisition as a result of a breach of such representations and warranties in such acquisition agreement.
“LMA Agreement” means any agreement pursuant to which a Person unaffiliated with Borrower or any of its Subsidiaries acquires the right to program substantially all of the time and/or to sell the advertising spots of a Station or to otherwise provide services substantially related to the programming, staffing or financial operations of a Station in exchange for cash consideration or other consideration, entered into, directly or indirectly, between the Borrower or any of its Subsidiaries, on the one hand, and any Person other than the Parent, the Borrower or any of its Subsidiaries or their respective Affiliates, on the other hand.
“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower and the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.22.
“Loan Modification Offer” has the meaning set forth in Section 2.22(a).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
“Magazine” means all of the properties, assets and operating rights (including but not limited to any ancillary publications) constituting a system for publishing a magazine, including on-line publications of such magazine.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) or income, of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Credit Parties to perform their respective obligations under this Agreement or any other Credit Document to which it is a party, (c) the Collateral or the Administrative Agent’s Liens (on behalf of itself and the Secured Creditors) on the Collateral or the priority of such Liens or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under this Agreement or any other Credit Document.
“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit, and the Guarantee of the Obligations under the Guarantee and Collateral Agreement), or obligations in respect of one or more Swap Agreements, of any one or more of the Credit Parties, their Subsidiaries, the Austin Partnership or RAM in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations any Credit Party, any Subsidiary, the Austin Partnership or RAM in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means as of any date of determination (a) with respect to any License Subsidiaries, any License Subsidiary (i) whose total assets of the last day of the four fiscal quarter period ending on the last day of the most recent fiscal period for which financials have been or were required to be delivered pursuant to Section 5.01(a) or (b) exceed $200,000 at such date or (ii) whose revenues during such four fiscal quarter period exceed $200,000, in each case determined in accordance with GAAP, and (b) with respect to any other Subsidiary, any Subsidiary (i) whose total assets at the last day of the four fiscal quarter period ending on the last day of the most recent fiscal period for which financials have been or were required to be delivered pursuant to Section 5.01(a) or (b) exceed 5.0% of the Consolidated Total Assets of the Parent and its Subsidiaries at such date or (ii) whose revenues during such four fiscal quarter period exceed 5.0% of the consolidated revenues of the Parent and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Effective Date, (A) Immaterial Subsidiaries that are License Subsidiaries have, in the aggregate, (x) total assets as of the last day of the most recently ended four fiscal period for which financials have been or were required to be delivered pursuant to Section 5.01(a) or (b) in excess of $500,000 or (y) revenues during such four fiscal quarter period in excess of $500,000, in each case determined pursuant to GAAP, or (B) Immaterial Subsidiaries have, in the aggregate, (x) total assets at the last day of the most recently ended four fiscal quarter period for which financials have been or were required to be delivered pursuant to Section 5.01(a) or (b) in excess of 5.0% of the Consolidated Total Assets of the Parent and its Subsidiaries at such date or (y) revenues during such four fiscal quarter period in excess of 5.0% of the consolidated revenues of the Parent and its Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such fiscal period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” so that there is no such excess pursuant to clause (A) or clause (B) of this proviso.
“Maximum Rate” has the meaning set forth in Section 9.13.
“Minimum Extension Condition” has the meaning set forth in Section 2.22(a).
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and other holders of the Secured Obligations, on real property of a Credit Party, including any amendment, modification or supplement thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, as to which the Borrower or any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“Necessary Authorization” means (i) other than FCC Licenses, any material license, permit, consent, franchise, order, approval or authorization from, or any filing, recording or registration with, any Governmental Authority reasonably necessary to the conduct of any business of the Borrower or any of its Subsidiaries substantially as such business is currently conducted or for the ownership, maintenance and operation by such Person of its Stations and other properties substantially as such Stations and other properties are currently operated or to the performance by such Person of its obligations under any LMA Agreement substantially as such obligations are currently performed and (ii) with respect to FCC Licenses, any main station FCC License held by the Borrower or its Subsidiaries.
“Net Available Proceeds” means (a) with respect to any Asset Disposition, Asset Swap or Recovery Event, the sum of cash or readily marketable cash equivalents received (including by way of a cash generating sale or discounting of a note or receivable, but excluding (i) any other consideration received in the form of assumption by the acquiring Person of debt or other obligations relating to the properties or assets so disposed of or received in any other non-cash form and (ii) an aggregate amount of reasonable reserves with respect to any such Asset Disposition or Asset Swap established in accordance with GAAP against any adjustment to the sale price or any liabilities (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Subsidiaries including pension plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Available Proceeds of such Asset Disposition occurring on the date of such reduction)) therefrom, whether at the time of such disposition or subsequent thereto, or (b) with respect to any sale or issuance of Equity Interests of, or the incurrence of any Indebtedness by, any Credit Party or any Financial Subsidiary, cash or readily marketable cash equivalents received (but excluding any other non-cash form) therefrom, whether at the time of such disposition, sale, issuance or incurrence or subsequent thereto, net, in either case, of all legal, title and recording tax expenses, commissions and other fees and all costs and expenses incurred and all federal, state, local and other taxes paid or reasonably estimated to be paid as a consequence of such transactions and, in the case of an Asset Disposition, Asset Swap or Recovery Event, net of all payments made by any Credit Party or any Financial Subsidiary on any Indebtedness which is secured by such assets pursuant to a Lien permitted under Section 6.02 upon or with respect to such assets or which must by the terms of such Lien, in order to obtain a necessary consent to such Asset Disposition or Asset Swap or by applicable law be repaid out of the proceeds from such Asset Disposition, Asset Swap or Recovery Event.
“New Lender” has the meaning set forth in Section 2.21(c).
“NextRadio License Agreements” means any intellectual property license agreement entered into between TagStation, LLC and a NextRadio License Subsidiary from time to time, in form and substance reasonably satisfactory to the Administrative Agent (provided that a license agreement substantially in the form attached hereto as Exhibit C shall be deemed to be reasonably satisfactory to the Administrative Agent), providing for a non-exclusive, non-transferrable license from TagStation, LLC to such NextRadio License Subsidiary to use the TagStation IP within the United States of America, including its territories and possessions.
“NextRadio License Subsidiary” means NextRadio, LLC, an Indiana limited liability company, and any other subsidiary of TagStation, LLC formed for the purpose of entering into a NextRadio License Agreement as licensee thereunder.
“Non-Wholly Owned Subsidiary” means any Subsidiary (including Excluded Subsidiaries) that is not a Wholly-Owned Subsidiary.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, the LC Exposure and all other liabilities (if any), whether actual or contingent, of the Credit Parties with respect to Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Credit Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party hereunder arising under any of the Credit Documents; provided, however, that the definition of “Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction other than Capital Lease Obligations, (c) any liability under any so-called “synthetic lease” arrangement or transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.
“Operating Subsidiaries” means collectively, as of the Effective Date, (a) Emmis Publishing Corporation, Mediatex Communications Corporation, and Los Angeles Magazine Holding Company, Inc., each an Indiana corporation; (b) Emmis Radio, LLC, an Indiana limited liability company; (c) Emmis International Broadcasting Corporation, a California corporation; (d) the Partnership Subsidiaries and their successors; (e) Emmis Indiana Broadcasting, L.P., an Indiana limited partnership; (f) WBLS and WBLS Tower; and (g) any new Subsidiaries acquired in connection with any acquisition permitted hereunder or formed in connection with any internal reorganization permitted pursuant to Section 6.03(a) and used to hold assets (other than broadcast licenses).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Parent” has the meaning set forth in the preamble hereto.
“Parent Preferred Stock” means the preferred stock of the Parent issued and outstanding as of the Effective Date.
“Participant” has the meaning set forth in Section 9.04(c).
“Participant Register” has the meaning set forth in Section 9.04(c).
“Partnership Subsidiaries” means collectively, Emmis Indiana Broadcasting, L.P. and Emmis Publishing, L.P., each an Indiana limited partnership.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.22, providing for an extension of the maturity date and/or amortization applicable to the Loans and/or Commitments of the Accepting Lenders of a relevant Class and, in connection therewith, may also provide for (a)(i) a change in the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans and/or Commitments, (b) changes to any prepayment premiums with respect to the applicable Loans and Commitments of a relevant Class, (c) such amendments to this Agreement and the other Credit Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Credit Documents to each new “Class” of loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement applicable to the applicable Loans and/or Commitments of the Accepting Lenders that are less favorable to such Accepting Lenders than the terms of this Agreement prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    Liens of landlords, laborers and employees arising by operation of law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, in each case arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Credit Parties;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)    leases or licenses of intellectual property, broadcast tower space, broadcast subchannels, broadcast spectrum or similar assets entered into in the ordinary course of business and consistent with past practices, which do not interfere in any material respect with the business of any Credit Party or any Subsidiary;
(h)     leases or subleases of real estate in the ordinary course of business and consistent with past practices, which do not interfere in any material respect with the business of any Credit Party or any Subsidiary;
(i)    Liens, licenses, or other restrictions or encumbrances on the TagStation IP Source Code pursuant to the TagStation IP Escrow Agreement; and
(j)    Liens, licenses, or other restrictions or encumbrances pursuant to the TagStation Call Option Agreement.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Holders” means Jeffrey Smulyan, his spouse, his children, his grandchildren, his estate and trusts created for the benefit of any of the foregoing.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    investments in money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
(f)    in the case of any Foreign Subsidiary, short-term investments that are analogous to the foregoing, are of the same credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management.
“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Sections 6.01(b) and (h) that (A) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, plus, subject to the consent of the Administrative Agent which consent shall not be unreasonably withheld, reasonable and customary costs, expenses, interest, premiums or original issue discount in connection with such refinancing, (B) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (C) is not entered into as part of a sale leaseback transaction, (D) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (E) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (F) has terms and conditions (excluding pricing, fees, rate floors and optional prepayment or redemption terms) that reflect market terms at the time of issuance or incurrence of such Permitted Refinancing.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and as to which Borrower or any ERISA Affiliate may have any liability, including liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the prior five years, or by reason of being deemed a contributing sponsor under Section 4069 of ERISA.
“Pledged Collateral” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of February 11, 2014, among YMF Media New York LLC, YMF Media New York License LLC and Emmis Radio LLC, as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of February 28, 2014, among YMF Media New York LLC, YMF Media New York License LLC and Emmis Radio LLC.

“Purchasing Borrower Party” means any of Holdings or its subsidiaries.
“Qualified Equity Interests” means Equity Interests of Parent other than Disqualified Equity Interests.
“RAM” means Radio Austin Management, L.L.C., the sole general partner of the Austin Partnership, which is and shall remain a single purpose entity whose sole material asset is the general partnership interest in the Austin Partnership.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
“Recovery Event” has the meaning set forth in Section 2.11(c)(iii).
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Replacement Lender” has the meaning set forth in Section 9.02(d).
“Repricing Transaction” means (a) any prepayment or repayment of Term Loans with the proceeds of a concurrent incurrence of Indebtedness by the Borrower in the form of syndicated term loans in respect of which the all-in yield is, on the date of such prepayment, lower than the all-in yield on such Term Loans (calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, the Adjusted LIBO Rate floor in the definition of such term herein and any interest rate floor applicable to such financing, if applicable on such date, the Applicable Margin hereunder and the interest rate spreads under such Indebtedness, and any original issue discount and upfront fees applicable to or payable in respect of such Term Loans and such Indebtedness (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness)), (b) any amendment to this Agreement that reduces the effective interest rate applicable to the Term Loans or (c) any prepayment made to a Lender as the result of a mandatory assignment of all or a portion of its Term Loans pursuant to Section 9.02(d) following such Lender’s failure to consent to an amendment to this Agreement described in clause (b) of this definition. For purposes of this definition, original issue discount and upfront fees shall be equated to interest based on an assumed four-year life to maturity (or, if less, the actual life to maturity).
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Commitments and outstanding Term Loans representing more than 50% of the sum of the total Revolving Credit Exposures, unused Commitments and outstanding Term Loans at such time.
“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Required Term Lenders” means, at any time, Lenders having outstanding Term Loans representing more than 50% of the outstanding Term Loans at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
“Retained Percentage” means, with respect to any Fiscal Year, (a) 100% minus (b) the ECF Percentage with respect to such Fiscal Year.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $20,000,000.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Facility” means the Revolving Commitments and the Loans made in respect thereof.
“Revolving Lender” means each Lender that has a Revolving Commitment or that holds a Revolving Loan.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a).
“Revolving Maturity Date” means the date that is the fifth anniversary of the Effective Date.
“S&P” means Standard & Poor’s Financial Services LLC and any successor to its rating agency business.
“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.
“Sanctioned Country” means at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“SEC” Securities and Exchange Commission.
“Secured Creditors” shall have the meaning ascribed that term in the respective Collateral Documents.
“Secured Obligations” means all Obligations, together with all Banking Services Obligations and Swap Obligations owing to one or more Lenders or their respective Affiliates.
“Securities Account” has the meaning assigned to such term in the Uniform Commercial Code of any applicable jurisdiction.
“Securities Account Control Agreement” means a Securities Account control agreement, in form and substance reasonably satisfactory to the Administrative Agent, to be executed by each institution maintaining a Securities Account (other than an Excluded Securities Account) for the Borrower or any other Credit Party, the applicable Credit Party and the Administrative Agent, in each case as required by Section 5.12(c).
“Senior Leverage Ratio” means at any time, the ratio of (i) Consolidated Senior Debt at such time less any unrestricted cash and cash equivalents of the Borrower and its Domestic Subsidiaries (in an amount not to exceed $20,000,000) at such time to (ii) Consolidated EBITDA for the most recently completed four Fiscal Quarters of the Borrower, computed on a consolidated basis for the Parent, the Borrower and its Financial Subsidiaries.
“Station” means the properties, assets and operating rights constituting a system for transmitting radio or television signals from a transmitter and any ancillary facilities licensed by the FCC or foreign Governmental Authority with comparable authority to the FCC and operated by the Borrower or its Subsidiaries (including Financial Subsidiaries), together with any subsystem which is ancillary to such system and including all the Stations set forth on Schedule 3.05(c) hereto.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, satisfactory to the Administrative Agent; provided that the material terms and conditions of such Subordinated Indebtedness are no more restrictive than the terms and conditions set forth in this Agreement with respect to the Obligations and otherwise reasonably acceptable to the Administrative Agent; provided, further that the Administrative Agent shall have received from the Borrower a certificate from the principal Financial Officer of the Borrower or the Parent, as applicable, certifying that the Obligations of the Borrower and its Subsidiaries arising under this Agreement and the other Credit Documents constitute “Senior Debt” under and as defined in the definitive documentation governing such Subordinated Indebtedness, and the incurrence of the Obligations is permitted under the definitive documentation governing such Subordinated Indebtedness and will not cause a “Default” or “Event of Default” under and as defined in such definitive documentation.
“Subsequent Acquisition” has the meaning set forth in the definition of “Acquired Business Acquisition”.
“Subsequent Acquisition Funding Date” has the meaning assigned to such term in Section 4.02.
“Subsequent Acquisition Proceeds” has the meaning assigned to such term in Section 2.07(a).
“Subsequent Acquisition Proceeds Account” means an account of the Borrower maintained at JPMorgan and subject to the Blocked Control Agreement.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Parent and the Borrower other than Unrestricted Subsidiaries, except as otherwise expressly provided herein.
“Subsidiary Guarantor” means each Subsidiary of the Borrower which is a party to the Guarantee and Collateral Agreement.
“Substantial Portion” means, with respect to the property of the Borrower and its Subsidiaries, property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve month period ending with the month in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligations” of a Credit Party means any and all obligations of such Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Syndication Agent” means Fifth Third Bank, in its capacity as syndication agent for the Revolving Facility and the Term Loan Facility.
“TagStation Call Option Agreement” means any agreement, in form and substance reasonably satisfactory to the Administrative Agent (provided that a call option agreement the terms of which are substantially in accordance with the governance plan attached hereto as Exhibit D shall be deemed to be reasonably satisfactory to the Administrative Agent), whereby Emmis Radio, LLC grants certain members of the United States radio industry a right, but not the obligation, to purchase all of the equity interests owned by Emmis Radio, LLC in TagStation, LLC at a price equal to the greater of (i) the fair market value (determined by an appraisal process) of such equity interests in TagStation, LLC, net of payments made or to be made by members of the United States radio industry to fund payments to wireless carriers for enabling FM receivers in wireless devices or (ii) two times the costs incurred by Emmis Radio, LLC and its affiliates (prior to the second anniversary of the commencement of the first agreement between a NextRadio License Subsidiary and a wireless carrier) in connection with the creation and operation of the TagStation Software, the NextRadio App, TagStation, LLC and the NextRadio License Subsidiaries (as determined by an appraisal process based upon evidence provided by Emmis Radio, LLC).
    “TagStation International License Agreements” means any intellectual property license agreement entered into between TagStation, LLC and any Subsidiary (including Foreign Subsidiaries) from time to time, in form and substance reasonably satisfactory to the Administrative Agent, providing for an exclusive, royalty-free, perpetual license from Tag Station, LLC to such Subsidiary to use the TagStation IP outside the United States of America, including its territories and possessions.
“TagStation IP” means any and all intellectual property contributed to or otherwise owned by TagStation, LLC related to the software program and related business commonly known as TagStation, and the software application and related businesses commonly known as NextRadio.
“TagStation IP Escrow Agreement” means any agreement between TagStation, LLC and a third-party intellectual property warehousing provider, in form and substance reasonably satisfactory to the Administrative Agent, providing for the warehousing of the TagStation IP Source Code for the benefit of certain parties under the TagStation Transaction Documents on terms reasonably customary for such third-party intellectual property escrow agreements.
“TagStation IP Source Code” means any computer source code comprising part of the TagStation IP.
“TagStation Transaction Documents” means, collectively, the NextRadio License Agreements, the TagStation International License Agreements, the TagStation IP Escrow Agreement, the TagStation Call Option Agreement and any other documents or instruments executed in connection therewith.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Telecom Business” means business related to FM receiver and mobile devices, including supporting software and back office transmitters used in connection therewith, but excluding fixed line and reseller telecom businesses.
“Term Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.
“Term Loan” means, with respect to each Lender, such Lender’s pro-rata portion of the term loan Borrowing made by the Lenders pursuant to Section 2.01(b) and, with respect to all Lenders, the aggregate of all such pro-rata portions.
“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Term Loan. The amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Term Loan Commitments is $185,000,000.
“Term Loan Facility” means each of the Term Loan Commitments and the Term Loans made in respect thereof.
“Term Maturity Date” means the date that is the seventh anniversary of the Effective Date.
“Ticking Fee Amount” means an amount accruing from July 1, 2014 to (but excluding) the Effective Date equal to the product of (x) the Ticking Fee Rate and (y) the aggregate allocations of prospective lenders in respect of the Term Loans.
“Ticking Fee Rate” means a rate per annum equal to (a) for the period from July 1, 2014 through July 31, 2014, 50% of the Applicable Margin in respect of Term Loans that are Eurodollar Loans, (b) for the period from August 1, 2014 through August 31, 2014, 75% of the Applicable Margin in respect of Term Loans that are Eurodollar Loans and (c) for the period from September 1, 2014 and thereafter, 100% of the Applicable Margin in respect of Term Loans that are Eurodollar Loans.
“Total Leverage Ratio” means at any time, the ratio of (i) Consolidated Total Debt at such time less any unrestricted cash and cash equivalents of the Borrower and its Domestic Subsidiaries (in an amount not to exceed $20,000,000) at such time to (ii) Consolidated EBITDA for the most recently completed four Fiscal Quarters of the Borrower, computed on a consolidated basis for the Parent, the Borrower and its Financial Subsidiaries. Notwithstanding the foregoing, for purposes of calculating the Total Leverage Ratio (other than any calculation pursuant to Section 6.07(a)(ix) or Section 6.07(b)(vii)) at any time prior to the earlier of (1) the Subsequent Acquisition Funding Date and (2) February 18, 2015, clause (i) above shall be deemed to equal Consolidated Total Debt at such time less (x) any unrestricted cash and cash equivalents of the Borrower and its Domestic Subsidiaries (in an amount not to exceed $20,000,000 at such time) and (y) the aggregate amount of the Subsequent Acquisition Proceeds.
“Total Senior Secured Leverage Ratio” means the ratio, measured as of any date, of (i) the Consolidated Senior Secured Debt at such time less any unrestricted cash and cash equivalents of the Borrower and its Domestic Subsidiaries (in an amount not to exceed $20,000,000) at such time to (ii) Consolidated EBITDA for the most recently completed four Fiscal Quarters of the Borrower, computed on a consolidated basis for the Parent, the Borrower and its Financial Subsidiaries.
“Trades” means those assets and liabilities of the Borrower and any of its Subsidiaries which do not represent the right to receive payment in cash or the obligation to make payment in cash and which arise pursuant to so-called trade or barter transactions.
“Transactions” means the Acquired Business Acquisition, the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests in the Collateral.
“Unrestricted Subsidiaries” means collectively, (a) Emmis New York Radio LLC, Emmis New York Radio License LLC, NextRadio LLC, Emmis International Holdings, B.V. and its Subsidiaries, (b) prior to the Subsequent Acquisition Funding Date, the WBLS Entities, (c) upon acquisition thereof, Digonex, (d) any not-for-profit subsidiary, if any, and (e) any Subsidiary acquired or formed after the Effective Date that is designated as an Unrestricted Subsidiary pursuant to Section 6.11 after the Effective Date. Notwithstanding the foregoing, no Person may be an Unrestricted Subsidiary hereunder if (i) it is a “Guarantor” under any indenture or other document or instrument governing Subordinated Indebtedness or has otherwise guaranteed or given assurances of payment or performance under or in respect of any Indebtedness (including Subordinated Indebtedness) of the Parent, the Borrower or any of the Subsidiaries or (ii) it is a License Subsidiary (other than Emmis New York Radio License LLC) formed or organized, as applicable, under the laws of the United States.
    “U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“WBLS” means WBLS-WLIB, LLC, an Indiana limited liability company.
“WBLS Entities” means WBLS, WBLS License and WBLS Tower.
“WBLS License” means WBLS-WLIB License LLC, an Indiana limited liability company.

“WBLS Operating Agreement” means that certain Operating Agreement of WBLS-WLIB LLC, made as of the Effective Date by and among the members of WBLS-WLIB LLC.
“WBLS Subsidiary Guarantors” means the WBLS Entities and any Subsidiaries of the WBLS Entities that are to become Guarantors upon consummation of the Subsequent Acquisition.
“WBLS Tower” means WBLS Tower, LLC, an Indiana limited liability company.
“WBLS-WLIB LMA” means that certain Local Programming and Marketing Agreement, dated as of February 11, 2014, among YMF Media New York LLC, YMF Media New York Licensee LLC and Emmis Radio LLC, as amended by that certain First Amendment to Local Programming and Marketing Agreement, dated as of February 28, 2014, among YMF Media New York LLC, YMF Media New York Licensee LLC and Emmis Radio LLC.
“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Working Capital” means, at any date, the excess of current assets of the Parent, the Borrower and its Financial Subsidiaries on such date over current liabilities of the Parent, the Borrower and its Financial Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or update having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or update having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described in such provision, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that, in accordance with GAAP as in effect on the Effective Date, would be accounted for by the Borrower as an operating lease shall be accounted for as obligations relating to an operating lease and not as obligations relating to a Capitalized Lease (and shall not constitute Indebtedness hereunder).
SECTION 1.05. Pro Forma Calculations. In connection with any Acquisition, Asset Disposition pursuant to Section 6.03(c) or Asset Swap, the calculation of compliance with the financial covenants set forth in Section 6.17 or the determination of various ratios described in such sections by the Borrower and its Subsidiaries shall include the business, business division or Person acquired in connection with any Acquisition or Asset Swap as if such business, business division or Person were a Subsidiary and after excluding any business, business division or Person sold or otherwise disposed of in connection with any such Asset Disposition or Asset Swap. The calculation of such compliance shall be determined as of the most recently ended Fiscal Quarter by reference to the financial results of the Borrower and its Subsidiaries for such Fiscal Quarter after adjusting the same to (i) exclude the financial results attributable to any business, business division or Person sold or otherwise disposed of as if such transaction occurred on the first day of such Fiscal Quarter and (ii) include the audited financial results of any business, business division or Person acquired, if available for such Fiscal Quarter, or if such audited financial results are not available for such Fiscal Quarter, any unaudited financial results or any management reports as are approved by the Administrative Agent in respect of such business, business division or Person, as if such Acquisition or Asset Swap had occurred on the first day of such Fiscal Quarter and including the adjustments described in clauses (a), (b), (c), (d), and (e) below:
(a)    all Indebtedness (whether under this Agreement or otherwise) and any other balance sheet adjustments incurred, made or assumed in connection with an Acquisition or Asset Swap shall be deemed to have been incurred, made or assumed on the first day of the Fiscal Quarter, and all Indebtedness of the Person acquired in such Acquisition or Asset Swap or which is attributable to the business or business division acquired which was repaid in connection with the consummation of the Acquisition or Asset Swap shall be deemed to have been repaid on the first day of the Fiscal Quarter;
(b)    all Indebtedness assumed to have been incurred pursuant to the preceding clause (a) in connection with an Acquisition or Asset Swap shall be deemed to have borne interest at (i) the arithmetic mean of (A) the Adjusted LIBO Rate for Eurodollar Loans having an Interest Period of one (1) month in effect on the first day of the Fiscal Quarter and (B) the Adjusted LIBO Rate for Eurodollar Loans having an Interest Period of one (1) month in effect on the last day of the Fiscal Quarter plus (ii) the Applicable Margin with respect to Revolving Loans which are Eurodollar Loans then in effect (after giving effect to the Acquisition or Asset Swap on a pro forma basis);
(c)    any interest paid in connection with Indebtedness which was repaid or prepaid in connection with an Acquisition, Asset Disposition or Asset Swap or will have been repaid or prepaid within 10 days thereafter shall be excluded in the pro forma calculation of the financial covenants set forth in Section 6.17 (i.e., treated as though such interest expense had not been incurred);
(d)    all Indebtedness which is has been repaid or prepaid in connection with such Asset Disposition or is to be repaid within 10 days thereafter (and as to any prior Asset Dispositions which occurred during such Fiscal Quarter) shall be deemed to have been repaid on the first day of the Fiscal Quarter; and
(e)    for purposes of calculating Consolidated EBITDA for the Fiscal Quarter, other reasonable cost savings, expenses and other income statement, or operating statement adjustments as may be approved by the Administrative Agent in writing which are attributable to the change in ownership and/or management resulting from such Acquisition or Asset Swap (including the amount of any pre-acquisition management fees paid during such period in connection with the operation of any Station subject to such Acquisition or Asset Swap to the extent such fees are not payable after such transaction) shall be deemed to have been realized on the first day of the Fiscal Quarter, provided that the Administrative Agent shall be under no obligation to approve such cost savings, expenses or other adjustments.
ARTICLE II
The Credits
SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
(b)    Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan to the Borrower on the date of the initial Borrowing in a principal amount that will not result in (a) such Lender’s Term Loan exceeding such Lender’s Term Loan Commitment or (b) the sum of the Term Loans exceeding the total Term Loan Commitments. No amount of the Term Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $10,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Tranches outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Maturity Date or Revolving Maturity Date, as applicable.
SECTION 2.03. Requests for Borrowings. To request a Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing (or, in the case of an ABR Borrowing on the Effective Date, 11:00 a.m., New York City time, on the date of the proposed Borrowing); provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    whether such Borrowing is to be a Borrowing of Term Loans or Revolving Loans;
(ii)    the aggregate amount of the requested Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of such Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any such requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. [Intentionally Omitted]
SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or electronic mail), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in an aggregate amount not to exceed $5,000,000 as the applicant thereof, for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement or any other Credit Document and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days or such lesser period to which the Issuing Bank may consent) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. Any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date that is five (5) Business Days prior to the Revolving Maturity Date). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; if such notice is not received prior to such time of the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein (including Section 2.02(c)), request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
SECTION 2.07. Funding of Borrowings; Subsequent Acquisition Proceeds. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the

Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that (i) with respect to the Term Loans to be made on the Effective Date, $76,000,000 of the proceeds thereof (the “Subsequent Acquisition Proceeds”) shall not be made available to the Borrower but shall be disbursed to the Subsequent Acquisition Proceeds Account and (ii) ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
(c)    To request the release of the Subsequent Acquisition Proceeds, the Borrower shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m., New York City time, two (2) Business Days before the proposed Subsequent Acquisition Funding Date. Each such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written release request in a form reasonably approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written request shall specify the following information: (i) the date of the proposed Subsequent Acquisition Funding Date, which shall be a Business Day and (ii) the location and number of the Borrower’s account to which funds are to be disbursed (which shall be an account of the Borrower maintained with the Administrative Agent in New York City). Upon satisfaction of the conditions precedent set forth in Section 4.02 on the proposed Subsequent Acquisition Funding Date, the Administrative Agent shall disburse the Subsequent Acquisition Proceeds to the account designated by the Borrower in its release request.
SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date. Unless previously terminated, the Term Loan Commitments shall terminate upon the making of the Term Loan on the date of the initial Borrowing.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $2,500,000 and not less than $2,500,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of a particular event specified in such notice or other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments or Term Loan Commitments, as applicable.
SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and (iii) to the Administrative Agent for the account of each applicable Lender, on the first Business Day of each calendar quarter (each such date being called a “Repayment Date”), commencing on April 1, 2015, a principal amount of the Term Loans in an amount equal to 0.25% of the original principal amount of the Term Loans with the remaining balance thereof payable on the Term Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
(f)    If at any time the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Revolving Commitments of the Lenders, the Borrower shall immediately prepay the Revolving Loans in the amount of such excess. To the extent that, after the prepayment of all Revolving Loans an excess of the Revolving Credit Exposure over the aggregate Commitments still exists, the Borrower shall promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.
SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without penalty or premium (except as provided in the second succeeding sentence of this Section 2.11(a) and Section 2.16), subject to prior notice in accordance with paragraph (b) of this Section. Optional prepayments of the Term Loans shall be applied to the principal installments thereon as directed by the Borrower. All (i) voluntary prepayments of Term Loans effected on or prior to the date that is the one-year anniversary of the Effective Date with the proceeds of a Repricing Transaction and (ii) Permitted Amendments, amendments, amendments and restatements or other modifications of this Agreement on or prior to the date that is the one-year anniversary of the Effective Date constituting Repricing Transactions, shall in each case be accompanied by a fee payable to the Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Term Loans so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of Term Loans affected by such Permitted Amendment, amendment, amendment and restatement or other modification (including any such Loans assigned in connection with the replacement of a Term Lender not consenting thereto), in the case of a transaction described in clause (ii) of this sentence. Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Term Lenders, on the date of such prepayment.
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of a particular event specified in such notice or other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Notwithstanding anything to the contrary contained herein, no proceeds of Revolving Loans, directly or indirectly, may be used to make any prepayment pursuant to Section 2.11(a).
(c)    The Credit Parties and their Subsidiaries shall make mandatory prepayment of the Loans in amounts equal to the following:

(i)    not later than the tenth Business Day following the receipt thereof by the Parent, the Borrower or any Subsidiary, 100% of the aggregate Net Available Proceeds realized upon all Asset Dispositions and Asset Swaps (other than (x) Asset Dispositions or Assets Swaps permitted by Section 6.03 (other than Sections 6.03(c)(iii) or 6.03(c)(iv)) and (y) Asset Dispositions or Asset Swaps yielding Net Available Proceeds of less than $1,000,000 in any such Asset Disposition or Asset Swap or series of related Asset Dispositions or related Asset Swaps; provided that the aggregate amount of Net Available Proceeds excluded in any Fiscal Year pursuant to the operation of this clause (y) shall not exceed $2,500,000) in any Fiscal Year of the Borrower; provided that notwithstanding the foregoing and provided that no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent the Parent, Borrower or such Subsidiary, as applicable, reinvests the Net Available Proceeds of such Asset Disposition or Asset Swap in productive assets (other than inventory) of a kind then used or usable in the business of the Parent, Borrower or such Subsidiary, as applicable, within 365 days after receipt of such Net Available Proceeds, or enters into a binding commitment thereof within said 365-day period and subsequently makes such reinvestment within 545 days after receipt of such Net Available Proceeds; provided that the Borrower notifies the Administrative Agent of the Parent’s, Borrower’s or such Subsidiary’s intent, as applicable, to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively;
(ii)    not later than the tenth Business Day following the receipt thereof by the Parent, the Borrower or any Subsidiary, 100% of the Net Available Proceeds realized upon the incurrence by Parent, the Borrower or any Subsidiary of any Indebtedness for borrowed money other than Indebtedness permitted under Section 6.01 (excluding Credit Agreement Refinancing Indebtedness), and other than Net Available Proceeds utilized in connection with the refinancing and/or redemption of the Parent Preferred Stock;
(iii)    not later than the tenth Business Day following the receipt thereof by the Parent, the Borrower or any Subsidiary, 100% of the aggregate Net Available Proceeds realized in connection with any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any such Person (any of the foregoing, a “Recovery Event”); provided that if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Parent, the Borrower or its Subsidiaries, as applicable, intend to apply the Net Available Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Available Proceeds, to repair or replace any such property or assets to be used in the business of the Credit Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Available Proceeds specified in such certificate; provided, however that to the extent of any such Net Available Proceeds therefrom that have not been so applied by the end of such 365 day period, at which time a prepayment shall be required in an amount equal to such Net Available Proceeds that have not been so applied; and
(iv)    commencing with the Fiscal Year ending February 28, 2015, on the date that is ten days after the earlier of (a) the date on which the Parent’s and Borrower’s annual audited financial statements for the immediately preceding Fiscal Year are delivered pursuant to Section 5.01 and (b) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.01, an amount equal to (x) the ECF Percentage of Consolidated Excess Cash Flow for the immediately preceding Fiscal Year minus (y) prepayments of Revolving Loans and Swingline

Loans during such Fiscal Year solely to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such Fiscal Year (provided that with respect to any prepayment of Term Loans pursuant to Section 2.23, the amount deducted pursuant to this clause (y) shall be the discounted amount of such prepayment). Each Consolidated Excess Cash Flow prepayment shall be accompanied by a certificate (an “Excess Cash Flow Certificate”) signed by a Financial Officer certifying the manner in which Consolidated Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Administrative Agent.
(d)    In the event the Subsequent Acquisition Funding Date does not occur on or prior to February 17, 2015, then not later than 5:00 p.m. on February 28, 2015, (i) the Administrative Agent shall use the Subsequent Acquisition Proceeds to prepay the Term Loans, which prepayment shall be applied to the scheduled installments of principal of the Term Loans pro rata to the remaining installments thereof and (ii) the Borrower shall pay accrued interest on the principal amount repaid and any amounts due and payable pursuant to Section 2.16 in connection with such prepayment.
(e)    Mandatory prepayments of the Loans pursuant to clause (c) above shall be accompanied by the payment of accrued interest on the principal amount repaid and the payment of any amounts due and payable pursuant to Section 2.16 in connection with such prepayment and shall be applied first to prepay any protective advances or overadvances that may be outstanding, to the extent permitted under the Credit Documents, second to the first eight scheduled installments of principal of the Term Loans payable in direct order of maturity and third pro rata to all remaining installments thereof.
(f)    Notwithstanding any other provisions of Section 2.11, to the extent any or all of the Net Available Proceeds of any Asset Disposition or Asset Swap by a Foreign Subsidiary, the Net Available Proceeds of any Recovery Event received by a Foreign Subsidiary or Consolidated Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Borrower or any applicable Domestic Subsidiary or if the Borrower has determined in good faith that repatriation of any such amount to the Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount, the portion of such Net Available Proceeds or Consolidated Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrower or the applicable Domestic Subsidiary, or the Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Available Proceeds or Consolidated Excess Cash Flow is permitted under the applicable local law or the Borrower determines in good faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Available Proceeds or Consolidated Excess Cash Flow will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to Section 2.11.
(g)    Notwithstanding the foregoing, any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one (1) Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to this Section 2.11 (other than an optional prepayment pursuant to Section 2.11(a) or a mandatory prepayment pursuant to Section 2.11(d), which, in each case, may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Term Loans but was so declined shall be retained by the Borrower.
SECTION 2.12. Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the average daily amount of the difference between the Revolving Commitment of such Lender and the Revolving Credit Exposure (excluding Swingline Exposure of such Lender) during the period from and including the date hereof to but excluding the date on which such Commitments terminate. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the applicable Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including pursuant to the Fee Letters.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)    Notwithstanding the foregoing, during the occurrence and continuance of a Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the final maturity thereof and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be continued as an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such

Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(b)    If, after the date hereof, any Change in law shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any Eurodollar Loan or any ABR Loan as to which the interest rate is determined by reference to the Adjusted LIBO Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or ABR Loans as to which the interest rate is determined by reference to the Adjusted LIBO Rate, and the right of the Borrower to convert any Loan to a Eurodollar Loan or continue any Loan as a Eurodollar Loan or an ABR Loan as to which the interest rate is determined by reference to the Adjusted LIBO Rate shall be suspended and thereafter the Borrower may select only ABR Loans as to which the interest rate is not determined by reference to the Adjusted LIBO Rate hereunder, (ii) all ABR Loans shall cease to be determined by reference to the Adjusted LIBO Rate and (iii) if any of the Lenders may not lawfully continue to maintain a Eurodollar Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to an ABR Loan as to which the interest rate is not determined by reference to the Adjusted LIBO Rate for the remainder of such Interest Period.
SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting into, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such

Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17 such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority). A certificate as to the amount of such payment delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the

Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable;
(1)    In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of an applicable IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, an applicable IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    Executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of an applicable IRS Form W-8BEN; or

(4)    to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, an applicable IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certificate documents from each Beneficial Owner as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.

Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
(i)    Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, its Term Loans or its Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Term Loans and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value)

participations in the Revolving Loans and participations in LC Disbursements, Term Loans and Swingline Loans of other Lenders without recourse or warranty from the other Lenders except as contemplated by Section 9.04 in respect of assignments to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply); provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19. Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender or an affected Lender under Section 2.14(b) requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender or an affected Lender under Section 2.14(b) requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.20. Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 12(a);
(b)    the Commitments, LC Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.03 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and
(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21. Incremental Term Loans; Incremental Revolving Commitments. (a) At any time after the Subsequent Acquisition Funding Date or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), prior to the Subsequent Acquisition Funding Date, the Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans or Revolving Commitments, as applicable, by executing and delivering to the Administrative Agents an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved (it being understood that without the consent of the Administrative Agent, each increase effected pursuant to this Section 2.21 shall be in a minimum amount of at least $20,000,000 in the case of Incremental Term Loans or $5,000,000 in the case of Incremental Revolving Commitments), (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (w) the applicable Incremental Term Maturity Date, (x) the amortization schedule for such Incremental Term Loans, (y) the applicable margin for such Incremental Term Loans and (z) any other terms applicable to the Incremental Term Loans; provided that (i) no Default or Event of Default shall exist on the Increased Facility Closing Date or immediately after giving effect to the incurrence of such Incremental Term Loans or Incremental Revolving Commitments, (ii) the representations and warranties in the Credit Documents shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans or Incremental Revolving Commitments; provided that with respect to Incremental Term Loans used to finance an Acquisition permitted by this Agreement, (x) the representations and warranties set forth in the Credit Documents shall be true and correct in all material respects immediately prior to, and after giving effect to, entry into the acquisition agreement governing such Acquisition and (y) as of the date of consummation of such Acquisition, the only representations and warranties that are required to be true as a condition to the borrowing of such Incremental Term Loans are the Limited Conditionality Representations, (iii) the Incremental Term Maturity Date and weighted average life to maturity of any Incremental Term Loans shall not be earlier than the maturity date and weighted average life to maturity, respectively, of the Term Loans, (iv) if the all-in yield (determined by taking into account interest rate margins, original issue discount, upfront fees and interest rate floors, but excluding arrangement, structuring, underwriting, commitment or other similar fees) of any Incremental Term Facility exceeds by more than 0.50% the all-in yield for the Term Loans (calculated in the same manner as the previous parenthetical phrase), the Applicable Margin for the Term Loans shall be increased so that the all-in yield in respect of such Incremental Term Loans is no higher than 0.50% above the all-in yield for the Term Loans (it being agreed that any increase in yield in the Term Loans required due to the application of interest rate floors on the Incremental Term Loans shall be effected solely through an increase in any interest rate floors applicable to the Term Loans), (v) any Incremental Term Loans shall be guaranteed and secured on a pari passu basis with the existing Facilities and (vi) any Incremental Term Loans may participate on a pari passu basis or less than pari passu basis with the Term Loans in voluntary and mandatory prepayments hereunder. Any other terms of the Incremental Term Loans shall be reasonably satisfactory to the Administrative Agent to the extent that they are not consistent with the terms of the existing Term Loans and the documentation in respect thereof shall be reasonably satisfactory to the Administrative Agent. From and after the Increased Facility Closing Date with respect to the Revolving Facility, the associated Incremental Revolving Commitments shall thereafter be Revolving Commitments. The proceeds of any Incremental Term Loans or loans made in respect of the Incremental Revolving Commitments shall be used for general corporate purposes of the Borrower and its Subsidiaries. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)     Notwithstanding the foregoing, the aggregate amount of borrowings of Incremental Term Loans and the aggregate amount of Incremental Revolving Commitments obtained pursuant to this Section 2.21 shall not exceed (i) together with the aggregate principal amount of any Incremental Equivalent Debt incurred pursuant to clause (i) of the proviso to Section 6.01(g), $20,000,000 and (ii) an unlimited amount if, after giving effect to such amount (and any other borrowings occurring substantially simultaneously therewith) on a pro forma basis the Total Senior Secured Leverage Ratio (without giving effect to the proceeds of such Incremental Term Loans or Incremental Revolving Commitments or any Incremental Equivalent Debt incurred substantially simultaneously therewith for purposes of calculating unrestricted cash and cash equivalents and assuming (x) in the case of Incremental Revolving Commitments, the full drawing of such Incremental Revolving Commitments and (y) that any Incremental Equivalent Debt is senior secured, whether or not it is senior or secured) is less than or equal to 3.50 to 1.00.
(c)    Any additional bank, financial institution or other entity which, with the consent of (i) the Borrower and (ii) the Administrative Agent, the Issuing Bank and the Swingline Lender (in the case of this clause (ii), in each case to the extent an assignment to such Lender would require such consent and such consent, in each case, not to be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.21(a) shall execute a supplement in form and substance reasonably satisfactory to the Administrative Agent, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by the obligations, and entitled to the benefits, of this Agreement. The consent of the Administrative Agent and the Issuing Bank shall be required for any New Lender or existing Lender providing Incremental Revolving Commitments.
(d)    Upon the incurrence of any Incremental Revolving Commitments pursuant to Section 2.21(a), any New Lender providing any Incremental Revolving Commitments and any existing Lender providing Incremental Revolving Commitments shall, to the extent and at the time requested by the Administrative Agent, make payments and accept and shall be deemed to have accepted (and the existing Lenders in respect of the Revolving Facility shall make and shall be deemed to have made) an assignment at par of an interest in the Revolving Loans, the Letters of Credit and the Swingline Loans outstanding at the time of the incurrence of the Incremental Revolving Commitments such that, after giving effect thereto, all Revolving Loans and participations in Letters of Credit and Swingline Loans are held by the Lenders on a pro rata basis based on their respective Revolving Commitments; provided that the Borrower shall make any payments due and payable pursuant to Section 2.16 in connection with such assignment. The Adjusted LIBO Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Adjusted LIBO Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender).
(e)    Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
SECTION 2.22. Loan Modification Offers. (a) The Borrower may on one or more occasions after the Effective Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made. With respect to all Permitted Amendments consummated by the Borrower pursuant to this Section 2.22, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a maturity date already in effect hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $20,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Commitments or Loans of any or all Affected Classes be extended. If the aggregate principal amount of Commitments or Loans of any Affected Class in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Commitments or Loans of such Affected Class offered to be extended by the Borrower pursuant to such Loan Modification Offer, then the Commitments and Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.
(b)    A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) the representations and warranties set forth in the Credit Documents shall be true and correct in all material respects immediately prior to, and after giving effect to, such Permitted Amendment, (iii) the Borrower shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Collateral Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Borrower). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all Borrowings, all prepayments of Loans and all reductions of Commitments shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Commitments (and the termination of the non-extended Commitments) on the relevant maturity date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between any Revolving Commitments of such new “Class” and the remaining Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the maturity date relating to the non-extended Revolving Commitments has occurred (it being understood, however, that no reallocation of such exposure to extended Revolving Commitments shall occur on such maturity date if (1) any Event of Default under clause (a), (b), (h) or (i) of Article VII exists at the time of such reallocation or (2) such reallocation would cause the Revolving Credit Exposure of any Lender with a Revolving Commitment to exceed its Revolving Commitment), (iii) the Availability Period and the Revolving Maturity Date, as such terms are used with reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each Issuing Bank or the Swingline Lender, as applicable, and (iv) at no time shall there be more than three Classes of Revolving Commitments hereunder, unless otherwise agreed by the Administrative Agent. If the aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitments as a result of the occurrence of the maturity date with respect to any Class of Revolving Commitments when an extended Class of Revolving Commitments remains outstanding, the Borrower shall make such payments and provide such cash collateral as may be required to eliminate such excess on such maturity date (which payments and provision of cash collateral shall, for the avoidance of doubt, be deemed a payment in respect of principal of Loans); provided that, without derogation of the Borrower’s obligations to make such payments and provide such cash collateral, if the Borrower fails to make such payment (or any portion thereof) or provide such cash collateral (or any portion thereof), then until the earlier of (x) the date on which the aggregate Revolving Credit Exposure no longer exceeds the aggregate Revolving Commitments or (y) the date the Borrowers provide sufficient cash collateral to eliminate such excess, the Required Lenders shall be calculated to include the outstanding exposure of any non-extending Lenders. The Administrative Agent and the Lenders hereby acknowledge that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.22. This Section 2.22 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
SECTION 2.23. Loan Purchases. (a) Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.23 and the Auction Procedures, in each case, so long as the following conditions are satisfied:
(i)    no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans or on the date of the delivery of each Auction Notice;
(ii)    the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Assignment and Assumption;
(iii)    for the avoidance of doubt, the Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Borrower Party;
(iv)    the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent in its reasonable discretion);

(v)    any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Consolidated Net Income and Consolidated EBITDA);
(vi)    no more than one Auction Purchase Offer with respect to any Class may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Class) may be made in any one year;
(vii)    at the time of each purchase of Term Loans through an Auction Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Financial Officer of the Borrower certifying as to compliance with preceding clause (i); and
(viii)    no Purchasing Borrower Party may use the proceeds, direct or indirect, from Revolving Loans to purchase any Term Loans pursuant to this Section 2.23.
(b)    A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer. If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder.
(c)    A Purchasing Borrower Party may from time to time, in its discretion, make open market non-pro rata purchases of the Term Loans without complying with Dutch auction procedures so long as the following conditions are satisfied:
(i)     no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans;
(ii)    the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Assignment and Assumption;
(iii)    for the avoidance of doubt, the Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Borrower Party;
(iv)    any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Consolidated Net Income and Consolidated EBITDA);
(v)    at the time of each purchase of Term Loans, the Borrower shall have delivered to the Administrative Agent an officer’s certificate of a Financial Officer of the Borrower certifying as to compliance with preceding clause (i); and
(vi)    no Purchasing Borrower Party may use the proceeds, direct or indirect, from Revolving Loans to purchase any Term Loans pursuant to this Section 2.23.
(d)    With respect to all purchases of Term Loans of any Class or Classes made by a Purchasing Borrower Party pursuant to this Section 2.23, (x) the Purchasing Borrower Party shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Purchasing Borrower Party and the cancellation of the purchased Loans) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 or any other provision hereof.
(e)    The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers, the open market non-pro rata purchases and the other transactions effected pursuant to and in accordance with the terms of this Section 2.23 (provided that no Lender shall have an obligation to participate in any such Auction Purchase Offer or open market non-pro rata purchase). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.18 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.23. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.
ARTICLE III
Representations and Warranties
Each of the Parent, the Borrower and each other Credit Party represents and warrants to the Administrative Agent and the Lenders that:
SECTION 3.01. Organization; Powers. Each of the Credit Parties and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability. The Transactions are within each of the Credit Parties’ corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company action and, if required, stockholder action. Each Credit Document has been duly executed and delivered by each Credit Party thereto and constitutes a legal, valid and binding obligation of each such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) the filing of UCC financing statements, (ii) filings with the United States Patent and Trademark Office and the United States Copyright Office, (iii) the recordation of the Mortgage over the Emmis Chief Executive Office and (iv) those that have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of each Credit Party or any of its Subsidiaries or any order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon any Credit Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of its Subsidiaries, except to the extent any such violations or resulting rights, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Parties or any of its Subsidiaries except for Liens created under the Credit Documents.
SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders a consolidated balance sheet and statements of income, stockholders equity and cash flows of the Parent as of and for the Fiscal Year ended February 28, 2014, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)    No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since February 28, 2014.
(c)    The Parent, the Borrower and each of the Subsidiaries has a fiscal year which is the twelve (12) months ending on February 28, or in the case of a leap year, February 29, of each calendar year.
SECTION 3.05. Properties. (a) Each of the Credit Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property material to its business (including the Emmis Chief Executive Office), in each case other than minor defects in title that could not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or to utilize such properties or assets for their intended purposes. All such properties and assets are free of all Liens other than those permitted by Section 6.02.
(b)    Each Credit Party and each of its Subsidiaries (i) owns, is licensed to use, or otherwise has the right to use all trademarks, trade names, domain names, copyrights, patents, know-how, trade secrets, confidential information and other intellectual property (“Intellectual Property”) material to its business, and, to the knowledge of each Credit Party and each of its Subsidiaries, (x) the conduct of its business by each Credit Party and its Subsidiaries does not infringe upon, misappropriate or violate the rights of any other Person, and (y) no Person is infringing, misappropriating or violating the Intellectual Property owned by such Credit Party or Subsidiary, except, with respect to both (x) and (y), for any such infringements, misappropriations or violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and there are no proceedings alleging the same, and (ii) possesses all material franchises, licenses and permits, and rights in respect of the foregoing, necessary for the conduct of its business substantially as now conducted without known material conflict with any rights of others.
(c)    Schedule 3.05(c) sets forth all of the Stations of the Borrower and its Subsidiaries at the date hereof.
(d)    Schedule 3.05(d) sets forth all of the Magazines owned by the Borrower and its Subsidiaries at the Effective Date and the Borrower and its Subsidiaries own all material trademarks in the titles of such Magazines as published.
SECTION 3.06. Litigation and Environmental Matters. (a) Except as set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b)    Schedule 3.06(b) sets forth a summary of all of the pending FCC proceedings against any Credit Party or its Subsidiaries as of the Effective Date. Except for proceedings affecting the television and radio broadcasting industries generally, there is not pending or, to the knowledge of any Credit Party, threatened against any Credit Party, any of its Subsidiaries, the Stations or the FCC Licenses, any action, petition, objection, notice of violation, notice of proposed forfeiture, complaint (formal or informal), competing application, investigation or other pleading, or any proceeding with the FCC that, in each case as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the Effective Date, neither any Credit Party nor any of its Subsidiaries has any material additional information concerning complaints set forth in Schedule 3.06(b), or knowledge of any other formal or informal complaints submitted to the FCC.
(c)    Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither any Credit Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07. Compliance with Laws and Agreements. Each Credit Party and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. Neither any Credit Party nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. The proceeds of the Loans and the Letters of Credit shall only be used as set forth in Section 5.08.
SECTION 3.08. Investment Company Status; Margin Stock.
(a)    Neither any Credit Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)    Margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. Neither the making of any Loan or issuance of any Letters of Credit hereunder, the use of the proceeds thereof, nor any other aspect of the financing of the Acquisition, will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
SECTION 3.09. Taxes. Each Credit Party and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Tax liens have been filed and no claims are being asserted with respect to any such Taxes.
SECTION 3.10. ERISA. No ERISA Event or Foreign Pension Plan Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events or other such Foreign Pension Plan Events for which liability has occurred or is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. Disclosure. Each of the Parent and the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.12. Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors, officers or employees, or to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 3.13. Material Agreements. (a) No Credit Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party (including the WBLS-WLIB LMA, the Purchase Agreement and the WBLS Operating Agreement), (ii) any agreement or instrument evidencing or governing Material Indebtedness and (b) all material radio or television network affiliation, programming, engineering, consulting, management, employment and related agreements, if any, of the Borrower and its Subsidiaries which are presently in effect in connection with, and are material and necessary to, the conduct of the business of the Borrower or any of its Subsidiaries, including the operation of any Station by the Borrower or any of its Subsidiaries, are valid, subsisting and in full force and effect and none of the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any other Person are in material default thereunder.
SECTION 3.14. Security Interests in Collateral. Subject to Section 5.14, the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other holders of the Secured Obligations, and when the actions described in such Collateral Documents necessary to perfect the Liens in the Collateral are completed, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral (except in the case of (a) permitted Liens that by operation of Law have priority and (b) Liens perfected only by possession to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral).
SECTION 3.15. Solvency.
(a)    Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Credit Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
(b)    No Credit Party intends to, or will permit any of its Subsidiaries to, and no Credit Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
SECTION 3.16. Licenses and Approvals.
(a)    Each of the Borrower and its Subsidiaries has all requisite power and authority to hold the Necessary Authorizations and to own and operate its Stations and to carry on its businesses as now conducted, all in material compliance with the Communications Act.
(b)    Set forth in Schedule 3.16 hereto as of a date within five (5) Business Days of the Effective Date, is an accurate and complete list, with current dates of expiration, of (i) all FCC Licenses, (ii) all applications, petitions or requests pending before the FCC as of a date within five (5) Business Days of the Effective Date that were filed by Borrower, any of its Subsidiaries or any WBLS Entity with respect to, or otherwise relating to, the conduct by Borrower and each of its Subsidiaries of its Stations as presently operated or proposed to be operated, and (iii) all agreements pursuant to which the Operating Subsidiaries shall have acquired the rights to use the FCC Licenses held by the License Subsidiaries. Complete and correct copies of all such FCC Licenses that are Necessary Authorizations with respect to the Borrower or any of its Subsidiaries as of the Effective Date have been delivered to the Administrative Agent. Schedule

3.16 (as updated from time to time in accordance with Section 4.02, 6.03 and 6.04, as applicable, with respect to FCC Licenses that are Necessary Authorizations) lists all of the main station FCC Licenses required by the FCC in connection with the operation by Borrower, any of its Subsidiaries or any WBLS Entity of its Stations as presently operated or proposed to be operated.
(c)    Each FCC License that is a Necessary Authorization is validly issued and in full force and effect and is free and clear of any conditions that might limit the operation of the Stations other than those restrictions stated on the face of such FCC License or otherwise generally imposed on broadcast stations of like authority. Except as identified on Schedule 3.16, FCC Licenses that are Necessary Authorizations were duly issued by Final FCC Orders in the names of or validly assigned to, the Borrower or its Subsidiary as identified on Schedule 3.16 and each such Borrower or its Subsidiary is, and on the Effective Date will be, the holder of such FCC Licenses.
(d)    As to each FCC License that is a Necessary Authorization that has expired by its terms, a timely renewal application has been filed and the Borrower and/or its Subsidiaries has FCC authority to continue operating the applicable Station pending FCC action on such application. Except as set forth in Schedule 3.06(b) and Schedule 3.16, the Borrower and its Subsidiaries have no reason to believe that the FCC Licenses that are Necessary Authorizations are not likely to be renewed in the ordinary course or that the holder of each such FCC License would be denied a renewal expectancy as provided for in the Communications Act.
(e)    Neither the Borrower nor any of its Subsidiaries has granted any Liens or security interests in such FCC Licenses to any party other than the Administrative Agent for the benefit of the Lenders. Except as permitted by Section 6.03 of this Agreement, neither the Borrower nor any of its Subsidiaries has assigned, transferred, conveyed or otherwise disposed of any of the FCC Licenses to any third party, or committed to take any of such actions. Except as permitted by Section 6.03 of this Agreement, no person other than the Borrower and/or any of its Subsidiaries has any right, title or interest (legal or beneficial) in or to, or any right or license to use, any FCC License or the spectrum authorized by such FCC Licenses, except for those parties who have entered into brokered time arrangements or have contracted for program or advertising placement or data-casting on the associated Stations, pursuant to an agreement or understanding with the Borrower or any of its Subsidiaries. The Borrower and its Subsidiaries are the sole parties authorized by the FCC to have, and on the Effective Date will have, the absolute and unrestricted right, power and authority under the Communications Act to hold the FCC Licenses and, by their FCC Licenses, to control the use of the spectrum authorized to Borrower and its Subsidiaries under the operating parameters of their FCC Licenses.
(f)    No event has occurred or, to the Borrower's or any of its Subsidiaries’ knowledge, no condition or state of facts exists, and no notice has been received from the FCC, which is reasonably likely to result in rescission, revocation, termination, cancellation, suspension or non-renewal of the FCC Licenses that are Necessary Authorizations, or which is reasonably likely to result in such FCC Licenses becoming subject to adverse conditions outside of the ordinary course of business, or that would materially and adversely affect the ownership and/or operation of the Stations as authorized by the terms of such FCC Licenses and the Communications Act or adversely and materially affect the rights of Borrower or any of its Subsidiaries.
(g)    Except as set forth on Schedule 3.06(b) and Schedule 3.16, as of the Effective Date, each Credit Party and each of its Subsidiaries is in compliance in all material respects with all requirements of the Communications Act which are applicable to the business of the Borrower and its Subsidiaries, the

Stations or the FCC Licenses. The Borrower or such Subsidiary is taking all reasonable and appropriate steps to contest or mitigate its potential liabilities in respect of any such exceptions and has set aside on its books adequate reserves in conformity with GAAP with respect thereto.
(h)    Except as set forth on Schedule 3.06(b) and Schedule 3.16, no event has occurred or, to the knowledge of Borrower and each of its Subsidiaries, been threatened, which, other than events that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect: (i) has resulted in, or after notice or lapse of time or both would result in, revocation or termination of any FCC License that is a Necessary Authorization or (ii) adversely affects or in the future could reasonably be expected to adversely affect any of the rights of the Borrower or any of its Subsidiaries under any such FCC License.
(i)    [Reserved].
(j)    The Borrower and each Subsidiary is in compliance with the provisions of Section 310 of the Communications Act of 1934, as amended, relating to the interest of aliens and foreign governments.
(k)    Except as set forth in Schedule 3.16(k), the Borrower and each Subsidiary are in compliance with the provisions of Section 73.3555 of the FCC rules as they affect the Stations.
(l)    All FCC Licenses and other licenses, permits and approvals relating to the Stations are held by a License Subsidiary of Borrower. No such License Subsidiary (A) owns or holds any assets (including the ownership of stock or any other interest in any Person) other than FCC Licenses and other licenses, permits and approvals relating to the Stations, (B) is engaged in any business other than the holding, acquisition and maintenance of FCC Licenses and other licenses, permits and approvals relating to the Stations, (C) has any Investments in any Person other than the Borrower or a Subsidiary or (D) owes any Indebtedness for borrowed money (other than Indebtedness permitted by Section 6.01).
SECTION 3.17. Subsidiaries; Unrestricted Subsidiaries. As of the date hereof, the Parent has no Subsidiaries (including Unrestricted Subsidiaries) except those listed in Schedule 3.17. Schedule 3.17 correctly sets forth, as of the Effective Date, (i) the percentage ownership (direct or indirect) of the applicable Credit Party in each class of capital stock or other equity of its Subsidiaries (including Unrestricted Subsidiaries) and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary (including Unrestricted Subsidiaries).
SECTION 3.18. Insurance. The Parent, the Borrower and each Subsidiary maintains with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice.
SECTION 3.19. Labor. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there is no significant unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (b) no significant strike, labor dispute, slowdown or stoppage is pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its

Subsidiaries, (c) to the knowledge of the Borrower, no question concerning union representation exists with respect to the employees of the Borrower or any of its Subsidiaries, (d) hours worked by and payment made to employees of the Borrower or any of its Subsidiaries within the past five years have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, and (e) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant entity.
SECTION 3.20. Burdensome Restrictions. Neither the Parent, the Borrower nor any of its Subsidiaries is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.
SECTION 3.21. No Default. No Default or Event of Default exists or would result from the incurrence by any Credit Party of any Indebtedness hereunder or under any other Credit Document.
SECTION 3.22. WBLS-WLIB LMA; Purchase Agreement; WBLS Operating Agreement. At all times prior to consummation of the Subsequent Acquisition, each of the Purchase Agreement, the WBLS-WLIB LMA and the WBLS Operating Agreement is in full force and effect and no provision thereof has been amended or waived, and no consent has been given thereunder, in any manner materially adverse to the interests of the Lenders, without the prior written consent of the Administrative Agent.
ARTICLE IV
Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Credit Documents. Except as provided in Section 5.14, the Administrative Agent (or its counsel) shall have received from each party to the Credit Documents either (i) a counterpart of each Credit Document to which such party is a party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other means of electronic transmission (e.g., “pdf”) of a signed signature page of this Agreement) that such party has signed a counterpart of each such agreement.
(b)    Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Credit Parties, (ii) FCC counsel for the Credit Parties and (iii) local counsel to Credit Parties in Indiana and California, as applicable, in each case, in form and substance reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Credit Parties, the Credit Documents or the Transactions as the Administrative Agent shall reasonably request. The Credit Parties hereby request each such counsel to deliver such opinion, as applicable.
(c)    Secretary Certificates. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (limited to the jurisdiction of formation) of the Credit Parties, the authorization of the Transactions, the incumbency of their respective authorized officers and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)    Closing Certificate. The Administrative Agent shall have received a certificate (in form and substance reasonably satisfactory to the Administrative Agent), dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, (i) confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.03, (ii) confirming compliance with the condition set forth in clause (p) of this Section 4.01, (iii) confirming compliance with the conditions of clause (h) of this Section 4.01, and (iv) confirming compliance with all other conditions set forth in this Section 4.01.
(e)    Solvency Certificate. The Administrative Agent shall have received a certificate (in form and substance reasonably satisfactory to the Administrative Agent), dated the Effective Date and signed by the Chief Financial Officer of the Borrower confirming the truth and accuracy of the representation and warranty set forth in Section 3.15.
(f)    Fees. The Administrative Agent shall have received the Ticking Fee Amount (which Ticking Fee Amount shall be ratably provided to prospective lenders with allocations in respect of the Term Loans upon, with respect to any such prospective lender, performance by such prospective lender of its obligations in respect of its allocation), and the Lenders, the Administrative Agent, the Syndication Agent and the Arranger shall have received all other fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) at least one (1) Business Day prior to the Effective Date, on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.
(g)    Existing Indebtedness. The Administrative Agent shall have received (i) satisfactory evidence that all principal, interest, fees and other amounts owing under the Existing Credit Agreement shall have been (or shall substantially contemporaneously be) repaid in full, and (ii) satisfactory pay-off letters for all existing Indebtedness (including such Indebtedness under the Existing Credit Agreement) to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Credit Parties constituting Collateral will be terminated concurrently with such payment and the termination of all commitments thereunder. The Administrative Agent shall have received such UCC-3 termination statements, duly executed mortgage releases and all other releases and similar documents as the Administrative Agent may request with respect to any mortgages or security interests securing Indebtedness being repaid in full on the Effective Date.
(h)    FCC Licenses; Third Party Consents. The Borrower shall have furnished to the Administrative Agent (i) an accurate and complete copy of Schedule 3.16 as of a date within five (5) Business Days of the Effective Date, and (ii) copies of all FCC, other Governmental Authority, third party and other approvals, consents and notices necessary in connection with the transactions contemplated by the Credit Documents and, the Initial Acquisition (including shareholder approvals, if any), and such approvals and consents shall be in full force and effect.
(i)    Perfection Certificates; Lien Searches. The Administrative Agent shall have received (i) perfection certificates from each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent and (ii) the results of recent Lien searches in each of the jurisdictions where assets of the Credit Parties and their Subsidiaries are located, and such searches shall reveal no Liens on any of the assets of the Credit Parties and their Subsidiaries except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(j)    Financial Information. The Administrative Agent shall have received (i) audited consolidated financial statements of the Parent for the two most recent Fiscal Years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory audited consolidated financial statements of the Acquired Business for the most recent fiscal year ended prior to the Effective Date as to which financial statements are available and (iii) the Parent’s most recent operating model for the period beginning March 2014 and ending February 2019.
(k)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(l)    Filings, Registrations and Recordings; Validity of Liens. Subject to Section 5.14, (i) each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation and shall have been duly effected or provided for and (ii) the Collateral Documents shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable first priority (except in the case of (x) Liens having priority by operation of Law and other Liens permitted to have priority pursuant to Section 6.02 and (y) Liens perfected only by possession to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral) security interest in and Lien upon the Collateral.
(m)    Chief Executive Office. The Administrative Agent shall have received, with respect to the Emmis Chief Executive Office, if such parcel of real property is determined by the Administrative Agent to be in a flood zone, a flood notification form signed by the Borrower and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to the Administrative Agent.
(n)    [Reserved].
(o)    Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Credit Documents, including insurance certificates and related endorsements naming the Administrative Agent as additional insured or loss payee, as applicable.
(p)    Initial Acquisition. The Initial Acquisition shall have been consummated pursuant to the Purchase Agreement substantially concurrently with the initial funding of the Effective Date Facilities, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Arranger or the Lenders, without the prior written consent of the Arranger.
(q)    Blocked Control Agreement. The Borrower, the Administrative Agent and JPMorgan, as depositary bank, shall have executed a blocked account control agreement (the “Blocked Control Agreement”), in form and substance reasonably acceptable to the Administrative Agent, in respect of the deposit account to which the Subsequent Acquisition Proceeds shall be disbursed.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02. Subsequent Acquisition Funding Date. The obligation of the Administrative Agent to release the Subsequent Acquisition Proceeds to consummate the Subsequent Acquisition and for the other purposes contemplated by Section 5.08 (a)(iii) shall not become effective until the date (the “Subsequent Acquisition Funding Date”) on which each of the following conditions is satisfied (or waived by the Required Term Lenders); provided that the Subsequent Acquisition Funding Date shall occur no later than February 17, 2015:
(a)    No Payment or Bankruptcy Event of Default. At the time of and immediately after giving effect to the release of the Subsequent Acquisition Proceeds no Event of Default under clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing.
(b)    Representations and Warranties. The representations and warranties of the Credit Parties and their Subsidiaries set forth in Sections 3.01, 3.02, 3.03, 3.04(a), 3.07, 3.08, 3.14, 3.15 and 3.22 of this Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though made on and as of the Subsequent Acquisition Funding Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(c)    Consummation of the Subsequent Acquisition. The Subsequent Acquisition shall have been consummated pursuant to the Purchase Agreement substantially concurrently with the release of the Subsequent Acquisition Proceeds, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Arranger or the Lenders, without the prior written consent of the Administrative Agent.
(d)    Secretary Certificates. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (limited to the jurisdiction of formation) of the WBLS Subsidiary Guarantors, the authorization of the WBLS Subsidiary Guarantors to enter into the Guarantee and Collateral Agreement and any applicable Collateral Documents, the incumbency of their respective authorized officers and any other legal matters relating to such Person, this Agreement or the Acquired Business Acquisition, all in form and substance satisfactory to the Administrative Agent and its counsel (it being agreed that for purposes of this Section 4.02(d), a certificate in form and substance substantially consistent with the comparable certificate delivered under Section 4.01 shall be satisfactory).
(e)    Closing Certificate. The Administrative Agent shall have received a certificate (in form and substance reasonably satisfactory to the Administrative Agent), dated the Subsequent Acquisition Funding Date and signed by the President, a Vice President or a Financial Officer of the Borrower, (i) confirming compliance with the conditions set forth in clause (a) and (b) of Section 4.02, (ii) confirming compliance with the conditions of clause (h) of this Section 4.02, and (iii) confirming compliance with all other conditions set forth in this Section 4.02 (it being agreed that for purposes of this Section 4.02(e), a certificate in form and substance substantially consistent with the comparable certificate delivered under Section 4.01 shall be satisfactory).

(f)    Expenses. The Lenders and the Administrative Agent shall have received all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) at least one (1) Business Day prior to the Subsequent Acquisition Funding Date, on or before the Subsequent Acquisition Funding Date.
(g)    Existing Indebtedness. The Administrative Agent shall have received (i) satisfactory evidence that all principal, interest, fees and other amounts owing in respect of any Indebtedness of the Acquired Business, the WBLS Entities and any Subsidiaries of the WBLS Entities shall have been (or shall substantially contemporaneously be) repaid in full, and (ii) satisfactory pay-off letters for all existing Indebtedness of the Acquired Business, the WBLS Entities and the Subsidiaries of the WBLS Entities to be repaid subsequent to the Effective Date and prior to or substantially contemporaneously with the Subsequent Acquisition Funding Date, confirming that all Liens upon any of the property of the Acquired Business, the WBLS Entities and any Subsidiaries of the WBLS Entities will be terminated concurrently with such payment and the termination of all commitments thereunder. The Administrative Agent shall have received such UCC-3 termination statements, duly executed mortgage releases and all other releases and similar documents as the Administrative Agent may request with respect to any mortgages or security interests securing Indebtedness being repaid in full on the Subsequent Acquisition Funding Date.
(h)    FCC Licenses; Third Party Consents. The Borrower shall have furnished to the Administrative Agent (i) an accurate and complete copy of Schedule 3.16 as of a date within five (5) Business Days of the Subsequent Acquisition Funding Date and including the WBLS Entities, and (ii) copies of all FCC, other Governmental Authority, third party and other approvals, consents and notices necessary in connection with the Subsequent Acquisition, and the continuing operations of the Borrower and its Subsidiaries (including shareholder approvals, if any), and such approvals and consents shall be in full force and effect; provided that the Borrower shall have no obligation to furnish to the Administrative Agent copies of FCC, other Governmental Authority, third party and other approvals, consents and notices furnished pursuant to Section 4.01(h).
(i)    Perfection Certificates; Lien Searches. The Administrative Agent shall have received (i) perfection certificates from each WBLS Subsidiary Guarantor, in form and substance reasonably satisfactory to the Administrative Agent and (ii) the results of recent Lien searches in each of the jurisdictions where assets of the WBLS Subsidiary Guarantors and their Subsidiaries are located, and such searches shall reveal no Liens on any of the assets of the WBLS Subsidiary Guarantors and their Subsidiaries except for Liens permitted by Section 6.02 or discharged on or prior to the Subsequent Acquisition Funding Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
(j)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Equity Interests pledged by the WBLS Subsidiary Guarantors pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note, if any, pledged by any WBLS Subsidiary Guarantor to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(k)    Filings, Registrations and Recordings; Validity of Liens. Each WBLS Subsidiary Guarantor shall have entered into a supplement or joinder to the Guarantee and Collateral Agreement and each other Collateral Document reasonably requested by the Administrative Agent. Each document

(including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral of the WBLS Subsidiary Guarantors described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation and shall have been duly effected or provided for. The Collateral Documents shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable first priority (except in the case of (x) Liens having priority by operation of Law and other Liens permitted to have priority pursuant to Section 6.02 and (y) Liens perfected only by possession to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral) security interest in and Lien upon the Collateral of the WBLS Subsidiary Guarantors.
SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Credit Parties and their Subsidiaries set forth in the Credit Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (or provisions therefor in a manner reasonably satisfactory to the Issuing Bank have been made), and all LC Disbursements shall have been reimbursed, the Parent, the Borrower and each other Credit Party covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    within 90 days after the end of each Fiscal Year of the Parent, (x) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception arising out of the scope of the audit, or without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied and the requirements of the SEC, together with (y) supplemental consolidating schedules for the Parent, the Borrower and its consolidated Financial Subsidiaries in the case of this clause (y), in a form reasonably satisfactory to the Administrative Agent;
(b)    within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent (commencing with the Fiscal Quarter ended May 31, 2014) (x) its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied and the requirements of the SEC, subject to normal year-end audit adjustments and the absence of footnotes, together with (y) supplemental consolidating schedules for the Parent, the Borrower and its consolidated Financial Subsidiaries in the case of this clause (y), in a form reasonably satisfactory to the Administrative Agent;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above (commencing with the Fiscal Quarter ending May 31, 2014), a certificate of a Financial Officer of the Borrower (i) certifying, in the case of the financial statements and the consolidating schedules delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis and the Parent, the Borrower and its consolidated Financial Subsidiaries on a consolidating basis, as applicable and in each case, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.17 and (iv) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and to the extent not disclosed in such financial statements, a brief statement of the effect of such change on the financial statements accompanying such certificate;
(d)    promptly after the sending or filing thereof, copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to the SEC, or with any national securities exchange, or distributed by the Parent or the Borrower to its shareholders generally, as the case may be;
(e)    [reserved];

(f)    as soon as available but in any event no later than 60 days after the commencement of each Fiscal Year, a copy of the budget of the Parent and its subsidiaries for each quarter of the upcoming Fiscal Year in form reasonably satisfactory to the Administrative Agent; and
(g)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Subsidiary (including Unrestricted Subsidiaries), or compliance with the terms of any Credit Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
Information required to be furnished pursuant to clause (a), (b) or (d) of this Section 5.01 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.
SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    within 15 days after the date on which the Borrower or any other Credit Party becomes aware such event, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
(c)    within 15 days after the date on which the Borrower or any other Credit Party becomes aware such event, receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Credit Party that (i) is asserted or instituted against any Plan, its fiduciaries or its assets, (ii) alleges criminal misconduct by any Credit Party, or (iii) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
(d)    the occurrence of any ERISA Event or Foreign Pension Plan Event that, alone or together with any other ERISA Events or any other Foreign Pension Plan Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in liability of the Parent, the Borrower and its Subsidiaries (including the Unrestricted Subsidiaries) in an aggregate amount exceeding $7,500,000;
(e)    [reserved];
(f)    the acquisition or creation of any new direct Foreign Subsidiary in accordance with Section 5.13; and
(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. Notwithstanding anything to the contrary contained herein, each Credit Party will, and will cause each of (i) its License Subsidiaries to engage solely in the business of holding the FCC Licenses necessary for the Operating Subsidiaries to operate the Stations operated by each of them and (ii) its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses, and in media or entertainment businesses or Telecom Businesses and other businesses reasonably related thereto.
SECTION 5.04. Payment of Obligations. Each Credit Party will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. Maintenance of Properties; Insurance. Each Credit Party will, and will cause each of its Subsidiaries to, (a) (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and the abandonment of Intellectual Property no longer useful to the business excepted, (ii) make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) obtain, protect, maintain, preserve, renew, extend and keep in full force and effect all permits, rights, licenses, franchises, authorizations, patents, trademarks, copyrights, other Intellectual Property and privileges material to its business, including FCC Licenses; and (b) (i) maintain, with financially sound and reputable insurance companies having a financial strength rating of at least A- by A.M. Best Company, insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit, theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, (ii) pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to the Administrative Agent, (x) cause the Administrative Agent to be named as lender’s loss payee in the case of casualty insurance, and assignee in the case of all business interruption insurance, in each case for the benefit of the Administrative Agent and Lenders and (y) cause the Administrative Agent and each Lender to be named as additional insureds in the case of all liability insurance, (iii) maintain all insurance required pursuant to the Collateral Documents, and (iv) furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
SECTION 5.06. Books and Records; Inspection Rights. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such visitation and inspection rights more often than two (2) times during any calendar year.
SECTION 5.07. Compliance with Laws, Contracts, Licenses and Permits.
(a)    Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including all Environmental Laws and the Communications Act), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Credit Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.
(b)    The Borrower will, and will cause each of its Subsidiaries to, (i) operate its Stations, unless failure to comply could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, in accordance with and in compliance with the Communications Act, (ii) file in a timely manner all necessary applications for renewal of all FCC Licenses that are Necessary Authorizations, (iii) use commercially reasonable efforts to defend any proceedings which could result in the termination, forfeiture or non-renewal of any FCC License that is a Necessary Authorization, and (iv) promptly furnish or cause to be furnished to the Administrative Agent: (A) a copy of any order or notice of the FCC which designates any of the Borrower’s or any of its Subsidiaries’ FCC Licenses that are Necessary Authorizations for a hearing or which revokes such FCC License or refuses renewal or extension thereof, or reverses or suspends its or any of its Subsidiaries’ authority to operate a Station, (B) a copy of any competing application filed with respect to any FCC Licenses that are Necessary Authorizations, (C) a copy of any material citation, notice of violation or order to show cause issued by the FCC in relation to any of the Borrower’s or any of its Subsidiaries’ Stations and (D) a copy of any notice or application by the Borrower or any of its Subsidiaries requesting authority to cease broadcasting on any Station or to cease operating any Station for any period in excess of thirty (30) days.
(c)    The Borrower will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08. Use of Proceeds and Letters of Credit. (a) (i) The proceeds of the Term Loans (other than the Subsequent Acquisition Proceeds, which shall be used in accordance with clause (iii) below) will be used on the Effective Date only to consummate the Initial Acquisition, to refinance Indebtedness under the Existing Credit Agreement and to pay fees and expenses in connection with the foregoing, (ii) the proceeds of the Revolving Facility will be used only for working capital needs and other general corporate purposes of the Borrower and its Subsidiaries, including for acquisitions (other than Hostile Acquisitions) and refinancing Indebtedness under the Existing Credit Agreement and other transactions permitted hereby and (iii) the Subsequent Acquisition Proceeds will be used only to consummate the Subsequent Acquisition, to refinance Indebtedness of the Acquired Business and to pay fees and expenses in connection with the foregoing.

(b)    No part of the proceeds of any Loan will be used, and no portion of any Letter of Credit is to be obtained, whether directly or indirectly, for any purpose that entails (a) a violation of any of the Regulations of the Board, including Regulations T, U and X or (b) knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate. Letters of Credit will be requested and utilized only in furtherance of the general corporate purposes of the Borrower and its Subsidiaries and not to support any transaction not permitted hereby.
SECTION 5.09. Ratings. The Borrower will use commercially reasonable efforts to maintain in effect a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower, and a rating of the Facilities hereunder by each of S&P and Moody’s.
SECTION 5.10. Casualty and Condemnation. Each Credit Party will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral in excess of $2,000,000 or interest therein under power of eminent domain or by condemnation or similar proceeding, within 15 days after the date on which the Borrower or any other Credit Party becomes aware such action or proceeding and (b) ensure that the Net Available Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
SECTION 5.11. Compliance with WBLS-WLIB LMA, Purchase Agreement and WBLS Operating Agreement. At all times prior to consummation of the Subsequent Acquisition, the Borrower shall, and shall cause each of its Subsidiaries (including any Unrestricted Subsidiaries) to comply in all material respects with the obligations of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) under the Purchase Agreement, the WBLS-WLIB LMA and the WBLS Operating Agreement. At all times prior to consummation of the Subsequent Acquisition, the Borrower shall be the sole Manager (as defined in the WBLS Operating Agreement) of WBLS.
SECTION 5.12. Depository Banks. (a) The Borrower and each Subsidiary will maintain the Administrative Agent or any Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business, so long as the costs of such services are commercially reasonable and customary.
(b)    If an Event of Default shall have occurred and be continuing (other than with respect to an Event of Default that has occurred under clause (e) of Article VII due to failure to comply with Section 5.01) and the Administrative Agent shall so request, (i) the Parent and the Borrower shall, and shall cause each Credit Party to, cause all Deposit Accounts (other than Excluded Accounts) to be subject to the control (as such term is defined in 9-104 of the Uniform Commercial Code of the applicable jurisdiction) of the Administrative Agent pursuant to a Deposit Account Control Agreement for the purpose of perfecting the Administrative Agent’s Lien on such Deposit Account and all amounts deposited therein and (ii) upon the Borrower or any other Credit Party opening any Deposit Account (other than an Excluded Account) or any Deposit Account of the Borrower or any other Credit Party ceasing to be an Excluded Account, within 30 days thereof (subject to extension by the Administrative Agent in its sole discretion) cause the applicable Deposit Account to be subject to the control (as such term is defined in 9-104 of the Uniform Commercial Code of the applicable jurisdiction) of the Administrative Agent pursuant to a Deposit Account Control Agreement for the purpose of perfecting the Administrative Agent’s Lien on such Deposit Account and all amounts deposited therein. Notwithstanding the foregoing, no Deposit Account Control Agreement shall be required for any Deposit Account for which the Administrative Agent is the bank (as defined in the Uniform Commercial Code of the applicable jurisdiction).
(c)    If an Event of Default shall have occurred and be continuing (other than with respect to an Event of Default that has occurred under clause (e) of Article VII due to failure to comply with Section 5.01) and the Administrative Agent shall so request, (i) the Parent and the Borrower shall, and shall cause each other Credit Party to, cause all Securities Accounts (other than Excluded Securities Accounts) to be subject to the control (as such term is defined in Section 8-106 of Article 8 of the Uniform Commercial Code of the applicable jurisdiction) of the Administrative Agent pursuant to a Securities Account Control Agreement for the purposes of perfecting the Administrative Agent’s Lien on such Securities Account and (ii) upon the Borrower or any other Credit Party opening any Securities Account (other than an Excluded Securities Account) or any Securities Account of the Borrower or any Credit Party ceasing to be an Excluded Securities Account, within 30 days thereof (subject to extension by the Administrative Agent in its sole discretion) cause the applicable Securities Account to be subject to the control (as such term is defined in Section 8-106 of Article 8 of the Uniform Commercial Code of the applicable jurisdiction) of the Administrative Agent pursuant to a Securities Account Control Agreement for the purposes of perfecting the Administrative Agent’s Lien on such Securities Account.
SECTION 5.13. Additional Guarantors and Collateral; Further Assurances; Excluded Assets. (a) Subject to applicable law, the Parent, the Borrower and each Subsidiary that is a Credit Party will cause (i) each of its Domestic Subsidiaries (other than any Excluded Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and (ii) RAM and/or the Austin Partnership, in the event that the Borrower purchases the remaining Equity Interests of RAM and/or the Austin Partnership, in each case, to become a Credit Party by executing the Guarantee and Collateral Agreement (or a joinder thereto). Upon execution and delivery thereof, each such Person shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and the other holders of the Secured Obligations, in any property of such Credit Party which constitutes Collateral.
(b)    The Parent, the Borrower and each Subsidiary that is a Credit Party will cause (i) all Equity Interests, other property and Proceeds (as defined in the Guarantee and Collateral Agreement) intended to constitute Pledged Collateral, (ii) the Emmis Chief Executive Office and (iii) all other Collateral, in each case, to be subject at all times to a first priority (except in the case of (x) Liens having priority by operation of law and other Liens permitted to have priority pursuant to Section 6.02 and (y) Liens perfected only by possession to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral), perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Credit Documents or other security documents as the Administrative Agent shall reasonably request. With respect to FCC Licenses held by the Borrower or any of its Subsidiaries, to the extent Borrower has not already done so, the Borrower shall form (or cause to be formed) (and at all times maintain) separate “license subsidiaries” that hold as its only asset a FCC License or FCC Licenses and the stock or limited liability company interests of each such licensed subsidiary shall be pledged to the Administrative Agent in accordance with this clause (b) and the Guarantee and Collateral Agreement. In addition, all FCC Licenses of the Credit Parties and their Subsidiaries, now or hereafter acquired, shall be held by one or more License Subsidiaries. Borrower shall cause each License Subsidiary to (i) observe all customary corporate, company or partnership formalities regarding its legal existence, (ii) not commingle its properties with those of its Affiliates or any other Person, (iii) accurately maintain its own bank accounts and separate books and records in accordance with GAAP, (iv) pay its own liabilities from its own separate assets, (v) not make loans to or assume or guaranty the obligations of any Person (other than pursuant to the Credit Documents or otherwise permitted hereunder) and (vi) otherwise be operated in such a manner that the separate legal existence of such License Subsidiary will not be disregarded in any insolvency or other legal proceeding.
(c)    Without limiting the foregoing, each Credit Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Credit Documents and to ensure perfection and first-priority (except in the case of (x) Liens having priority by operation of law and other Liens permitted to have priority pursuant to Section 6.02 and (y) Liens perfected only by possession to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral) of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Credit Parties.
(d)    If any material assets (including any Intellectual Property, but excluding any real property) are acquired by the Borrower or any Subsidiary that is a Credit Party after the Effective Date (other than assets constituting Collateral under the Guarantee and Collateral Agreement that become subject to the Lien granted under the Guarantee and Collateral Agreement upon acquisition thereof), the Borrower will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each Subsidiary that is a Credit Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Credit Parties.
Notwithstanding anything in this Section 5.13, this Agreement or the other Credit Documents to the contrary, the Collateral shall exclude the Excluded Assets and no foreign law governed security documents shall be required.
SECTION 5.14     Post-Effective Date Deliverables. (a) Each of the Credit Parties shall use commercially reasonable efforts to cause to be delivered to the Administrative Agent no later than 120 days after the Effective Date a Collateral Access Agreement from each landlord which leases real property (and the accompanying facilities) with respect to tower and/or Station sites in the cities of New York, Los Angeles and St. Louis to any of the Credit Parties as of the Effective Date. Such 120 day period may be extended or such requirement may be waived in the sole discretion of the Administrative Agent. If any Credit Party shall lease any real property or facilities with respect to tower and/or Station sites in the cities of New York, Los Angeles or St. Louis after the Effective Date, such Credit Party shall use commercially reasonable efforts to cause the landlord in respect of such leased property or facilities to sign a Collateral Access Agreement. Such requirement may be waived in the sole discretion of the Administrative Agent. It is understood and agreed that “commercially reasonable efforts” as used in this clause (e) shall not in any case include the making of any payment or agreeing to any adverse lease modifications with respect thereto.
(b)    No later than 30 days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received, with respect to the Emmis Chief Executive Office, each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) a Mortgage on such property; (ii) evidence that a counterpart of the Mortgage has been recorded in the place necessary, in the Administrative Agent’s judgment, to create a valid and enforceable first priority Lien in favor of the Administrative Agent for the benefit of itself and the Lenders;

(iii) ALTA or other mortgagee’s title policy; (iv) an ALTA survey prepared and certified to the Administrative Agent by a surveyor acceptable to the Administrative Agent; (v) an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and (vi) such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.
All representations and warranties contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods set forth above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects (and shall be deemed made by the Borrower) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.14 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true in all material respects (and shall be deemed made by the Borrowers) immediately after the actions required to be taken by this Section 5.14 have been taken (or were required to be taken).
ARTICLE VI
Negative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (or provisions therefor in a manner reasonably satisfactory to the Issuing Bank have been made), and all LC Disbursements shall have been reimbursed, the Parent, the Borrower and each other Credit Party covenants and agrees with the Lenders that:
SECTION 6.01. Indebtedness. The Credit Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    (i) Indebtedness created hereunder and (ii) any Credit Agreement Refinancing Indebtedness (and any Permitted Refinancing thereof (and any successive Permitted Refinancings thereof)); provided that any Permitted Refinancing permitted by clause (a)(ii) shall satisfy clauses (a), (c), (d) and (e) of the definition of “Credit Agreement Refinancing Indebtedness” (with the term “Credit Agreement Refinancing Indebtedness” in clause (d)(i) thereof being read as applicable to such Permitted Refinancing Indebtedness);
(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01, including any Permitted Refinancing thereof (and any successive Permitted Refinancing thereof);
(c)    Indebtedness of any Credit Party to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness owing to the Credit Parties by any Subsidiary that is not a Subsidiary Guarantor shall be permitted only to the extent allowed by Section 6.04 and (ii) Indebtedness of any Credit Party owing to any Subsidiary that is not a Subsidiary Guarantor shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)    Guarantees by any Credit Party or any Subsidiary of the Indebtedness of any such Person other than Indebtedness of the Parent; provided, that any Guarantee by a Credit Party of the Indebtedness of a Subsidiary that is not a Subsidiary Guarantor shall be permitted only to the extent allowed by Section 6.04; provided further that any Guarantee by the Parent (other than any Guarantee of Indebtedness of the Borrower incurred pursuant to Section 6.01(a) or Section 6.01(g)) shall be unsecured;
(e)    Indebtedness of any Credit Party or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $5,000,000 at any time outstanding;
(f)     Indebtedness of any Credit Party or any Subsidiary as an account party in respect of trade letters of credit;
(g)    Incremental Equivalent Debt (and any Permitted Refinancing thereof (and any successive Permitted Refinancing thereof)); provided that (i) the aggregate principal amount of Incremental Equivalent Debt (and any Permitted Refinancing thereof (and any successive Permitted Refinancing thereof)) incurred hereunder shall not exceed (i) together with the aggregate principal amount of all Incremental Term Loans and the aggregate amount of any Incremental Revolving Commitments incurred pursuant to Section 2.21(b)(i), $20,000,000, (ii) an unlimited amount if, after giving effect to such amount (and any other borrowings occurring substantially simultaneously therewith) on a pro forma basis the Total Senior Secured Leverage Ratio (without giving effect to the proceeds of such Incremental Equivalent Debt or any Incremental Term Loans or Incremental Revolving Commitments incurred substantially simultaneously therewith for purposes of calculating unrestricted cash and cash equivalents and assuming that any Incremental Equivalent Debt is senior secured, whether or not it is senior or secured) is less than or equal to 3.50 to 1.00 and (iii) any Permitted Refinancing permitted pursuant to this clause (g) shall satisfy clauses (iii) through (v) of the definition of “Incremental Equivalent Debt” (with the term “Incremental Equivalent Debt” being read as applicable to such Permitted Refinancing);
(h)    Indebtedness incurred by the Parent or Subordinated Indebtedness incurred by the Borrower (and any Permitted Refinancing thereof (and any successive Permitted Refinancing thereof)) so long as upon each incurrence of such Indebtedness or Subordinated Indebtedness (i) no Default or Event of Default exists or would result therefrom and (ii) either (x) all such Indebtedness or Subordinated Indebtedness incurred pursuant to this clause (h)(ii)(x) does not exceed $30,000,000 in the aggregate or (y) with respect to any Subordinated Indebtedness incurred by the Borrower, immediately prior to and after giving effect to such incurrence, the Total Leverage Ratio calculated on a pro forma basis is at least 0.25:1.00 less than the Total Leverage Ratio covenant level set forth in Section 6.17(b) with respect to the applicable period;
(i)    Indebtedness in respect of Swap Agreements not prohibited by Section 6.05;

(j)    Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with cash management and deposit accounts; and
(k)    Indebtedness consisting of (i) the financing of insurance premiums in the ordinary course of business or (ii) take or pay obligations contained in supply arrangements in the ordinary course of business.
SECTION 6.02. Liens. Credit Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of any Credit Party or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Credit Party or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)    Liens on fixed or capital assets acquired, constructed or improved by any Credit Party or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of any Credit Party or any Subsidiary;
(d)    other Liens at no time exceeding $5,000,000 in aggregate outstanding principal amount;
(e)    Liens created pursuant to the Collateral Documents;
(f)    Liens on the Collateral securing Credit Agreement Refinancing Indebtedness (and any Permitted Refinancing thereof and any successive Permitted Refinancing thereof, in each case permitted by Section 6.01(a)(ii)); provided that such Liens shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
(g)    Liens on the Collateral securing Incremental Equivalent Debt (and any Permitted Refinancing thereof and any successive Permitted Refinancing thereof, in each case permitted by Section 6.01(g)); provided that such Liens shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
(h)    Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an Investment permitted hereunder;
(i)    Liens deemed to exist in connection with investments in repurchase agreements permitted under Section 6.04(a);

(j)    Liens arising solely by virtue of any statutory or common law or customary contractual provision granted in the ordinary course of business relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit or commodity trading or brokerage accounts or other funds maintained with a creditor depository institution; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations; and
(k)    Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of any Credit Party or any of their Subsidiaries and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be.
SECTION 6.03. Fundamental Changes; Sale of Assets.
(a)    The Parent and the Borrower will not, and will not permit any Subsidiary, the Austin Partnership or RAM to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge or consolidate with or liquidate or dissolve into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge or consolidate with or liquidate or dissolve into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if either such Subsidiary is a Guarantor, then the surviving entity shall also be a Guarantor), (iii) any Foreign Subsidiary may merge or consolidate with or liquidate or dissolve into any other Foreign Subsidiary, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) the Borrower or any Subsidiary may enter into any merger or consolidation in connection with, or in order to consummate, a transaction permitted by Section 6.04 (provided that in a transaction involving the Borrower, the Borrower shall be the surviving Person); provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.03(c) or Section 6.04 below.
(b)    The Credit Parties will not, and will not permit any Subsidiary, the Austin Partnership or RAM to, engage to any material extent in any business other than (i) businesses of the type conducted by such Credit Party and such Subsidiary on the date of execution of this Agreement, (ii) media or entertainment business or Telecom Business and other businesses reasonably related thereto and (iii) businesses complimentary, similar or reasonably related, ancillary or incidental thereto or reasonable extensions of the foregoing.
(c)    The Credit Parties will not, nor will they permit any Subsidiary, the Austin Partnership or RAM to, make any Asset Disposition or Asset Swap except for:
(i)    Asset Dispositions among (A) the Borrower and its Subsidiaries and (B) the Subsidiaries, in each case, upon voluntary liquidation or otherwise; provided that the aggregate fair market value of Asset Dispositions by a Credit Party to a Subsidiary that is not a Credit Party shall not exceed $1,000,000 in the aggregate;
(ii)    Asset Dispositions expressly permitted by Sections 6.04, 6.07 or 6.08;
(iii)    other than Asset Dispositions described in Section 6.03(c)(iv), other Asset Dispositions of property (not including FCC Licenses, Stations or any Equity Interests of any License Subsidiary) for fair market value that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of in Asset Dispositions made pursuant to this Section 6.03(c)(iii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of the Borrower and its Subsidiaries; provided that the aggregate fair market value of assets disposed of pursuant to this clause (iii) shall not exceed $100,000,000;
(iv)    other Asset Dispositions and Asset Swaps, provided that in the case of each such Asset Disposition or Asset Swap, (A) no Default or Event of Default has occurred and is continuing or would result on a pro forma basis from such Asset Disposition or Asset Swap, (B) is for fair market value, (C) in the case of an Asset Disposition, at least 75% of the consideration received by the applicable Credit Party or Subsidiary in connection therewith is in the form of cash or readily marketable cash equivalents and is received upon consummation of such Asset Disposition, (D) each such Asset Disposition or Asset Swap is consummated on an arm’s length basis for fair consideration with a non-Affiliate of such Credit Party or Subsidiary, (E) in the case of an Asset Swap, and to extent applicable, the applicable Credit Party or such Subsidiary shall have complied with the provisions in Section 5.13 with respect to the assets acquired (including Equity Interests and FCC Licenses) in such Asset Swap, (F) the Borrower shall have delivered to the Administrative Agent updated Schedule 3.16, after giving effect to such Asset Disposition or Asset Swap, (G) if any Stations are sold, the Borrower shall have notified the Administrative Agent thereof and (H) all Net Available Proceeds realized upon such Asset Disposition or Asset Swap shall be applied to prepay the Loans in accordance with Section 2.11(c)(i);
(v)    Asset Dispositions pursuant to the TagStation Call Option Agreement; provided that true and complete copies of the executed TagStation International License Agreements have been delivered to the Administrative Agent prior to any such Asset Disposition; provided further, for the avoidance of doubt, it is understood and agreed that all such Asset Dispositions (and any Asset Dispositions of the TagStation IP) shall be subject to Section 2.11(c)(i); and
(vi)    Asset Dispositions resulting from any casualty or condemnation of property or assets.
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Credit Parties will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing being an “Investment”), or enter into any LMA Agreement, except:
(a)    Permitted Investments;

(b)    Investments by a Credit Party or a Subsidiary existing on the date hereof and set forth on Schedule 6.04(b);
(c)    Investments by a Credit Party in any other Credit Party or by a Subsidiary which is not a Credit Party in a Credit Party or another such Subsidiary;
(d)    loans or advances made by any Credit Party to any other Credit Party; provided that any such loans and advances shall be evidenced by a promissory note pledged pursuant to the Guarantee and Collateral Agreement;
(e)    Guarantees constituting Indebtedness permitted by Section 6.01;
(f)    [reserved];
(g)    [reserved];
(h)    other Investments made so long as (i) no Default or Event of Default exists or would result therefrom and (ii) the Total Senior Secured Leverage Ratio is, immediately prior and after giving effect to such Investment, calculated on a pro forma basis, less than or equal to 3.50 to 1.00; provided that the aggregate amount of Acquisitions made pursuant to this clause (h) in respect of (x) Subsidiaries that will not become Credit Parties upon consummation of such Acquisition or (y) assets that will not be owned by Credit Parties upon consummation of such Acquisition shall at no time exceed $20,000,000 at any time outstanding;
(i)    other Investments so long as the aggregate amount of all such Investments made pursuant to this Section 6.04(i) (net of the principal amount of repayments of loans and the termination or reduction of Guarantees (other than as a result of payments by the guarantor)) shall at no time exceed $15,000,000 at any time outstanding;
(j)    without the prior written consent of the Required Lenders, a Credit Party, the Austin Partnership or RAM shall not enter into any LMA Agreement under which any television or radio station owned or operated by one or more of the Credit Parties, the Austin Partnership or RAM is the brokered station (i.e., the station whose time is sold or the station which receives, rather than provides, programming, management, technical or other services under such LMA Agreement) except in the case where (i) such LMA Agreement is entered into in connection with an Asset Disposition of the same Station otherwise permitted hereunder, (ii) such Asset Disposition is subject to an executed purchase or sale agreement (a copy of which shall be provided to the Administrative Agent promptly after execution thereof) and (iii) such Asset Disposition is reasonably expected to be completed within 180 days of the date of such purchase or sale agreement; provided, that such written consent shall not be required for a Credit Party, the Austin Partnership or RAM to enter into a LMA Agreement under which such Credit Party, the Austin Partnership or RAM acts as the broker, provides programming, sells time on or provides management, technical or other services to a television or radio station not owned by any Credit Party, the Austin Partnership or RAM;
(k)    Investments in non-cash consideration received in connection with Asset Swaps and Asset Dispositions otherwise permitted hereunder so long as the other requirements with respect to such Asset Swap or Asset Disposition under this Agreement have been met;
(l)    Acquisitions listed on Schedule 6.04(l) hereto and the Acquired Business Acquisition;

(m)    Investments in Unrestricted Subsidiaries not to exceed $5,000,000 at any time outstanding;
(n)    Investments in Digonex in an amount not to exceed $6,000,000 in the aggregate;
(o)    Investments by any Foreign Subsidiary in any other Foreign Subsidiary;
(p)    Investments in respect of Swap Agreements not prohibited by Section 6.05;
(q)    bank deposits made in the ordinary course of business;
(r)    promissory notes and other non-cash consideration received in connection with Asset Sales not prohibited hereby;
(s)    Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and (ii) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;
(t)    to the extent constituting Investments, any receivable that is distributed by a Subsidiary to its equity holders in lieu of a cash dividend that is otherwise permitted under Section 6.07(a) at such time (it being understood that any distribution pursuant to this clause (t) shall be deemed usage of the Restricted Payment capacity under the relevant clause of Section 6.07(a)); and
(u)    other Investments in an amount not in excess of the Available Amount at the time such Investment is made so long as no Default or Event of Default exists or would result therefrom.
SECTION 6.05. Swap Agreements. Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent, the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Parent, the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent, the Borrower or any Subsidiary.
SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property or Station or any significant portion of the property, assets and ownership rights used in connection with the operation of a Station owned by it in order then or thereafter to lease such property or Station (or associated rights or assets) or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred or in order to then or thereafter enter into a LMA Agreement (or a similar agreement regardless of whether such agreement is with a non-Affiliate or an Affiliate) directly or indirectly relating to such property or the Station operated in connection with such property unless the Credit Parties would be in compliance with Sections 6.01, 6.02 and 6.03(c) after giving effect to any such transaction or arrangement described in this Section 6.06.
SECTION 6.07. Restricted Payments; Certain Payments of Indebtedness.

(a)    The Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except:
(i)    the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;
(ii)    Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
(iii)    the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, officers, employees or independent contractors of the Borrower and its Subsidiaries (including tax withholding payments in connection with such plans or arrangements);
(iv)    other Restricted Payments made after the Subsequent Acquisition Funding Date so long as (w) no Default or Event of Default exists or would result therefrom and (x) the Total Senior Secured Leverage Ratio is, immediately prior and after giving effect to such Restricted Payment, calculated on a pro forma basis, less than or equal to 3.50 to 1.00;
(v)    the Borrower may make payments in connection with Corporate Overhead;
(vi)    so long as the Borrower is a member (but not the parent) of a consolidated, combined, unitary or similar group for federal, state or local income tax purposes, the Borrower may pay cash dividends to Parent, the proceeds of which will be used by Parent solely to pay such consolidated, combined, unitary or similar federal, state or local income taxes, in an amount not to exceed the lesser of (x) the actual income tax liability of such consolidated, combined, unitary or similar group (net of allowable tax credits) and (y) the income tax liability that would have been payable by the Borrower and its Subsidiaries on a stand-alone basis if the Borrower was the parent of such consolidated, combined, unitary or similar group and had filed such return on a stand-alone basis, taking into account on such hypothetical return, prior year losses and other tax attributes generated by the Borrower and its Subsidiaries that would be available on such return (ignoring the ability to carryback losses or tax attributes); provided that the amount otherwise calculated pursuant to this provision shall be reduced by any such income taxes paid or to be paid directly by Borrower or any of its Subsidiary thereof;
(vii)    in connection with any Subordinated Indebtedness issued by the Borrower in compliance with Section 6.01(h), the Borrower may make Restricted Payments to the Parent for the purpose of redeeming the Parent Preferred Stock;
(viii)    other Restricted Payments, together with payments pursuant to Section 6.07(b)(v), in an amount not to exceed $10,000,000 so long as no Default or Event of Default exists or would result therefrom; and
(ix)    other Restricted Payments in an amount not in excess of the Available Amount at the time such Restricted Payments are made so long as (x) no Default or Event of Default exists or would result therefrom and (y) the Total Leverage Ratio is, immediately prior and after giving effect to such Restricted Payment, calculated on a pro forma basis, less than or equal to the Total Leverage Ratio on the Effective Date.

(b)    The Credit Parties will not, and will not permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i)    payment of Indebtedness created under the Credit Documents;
(ii)    payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
(iii)    refinancings of Indebtedness to the extent permitted by Section 6.01;
(iv)    payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(v)    payments of Indebtedness, together with Restricted Payments made pursuant to Section 6.07(a)(viii), in an amount not to exceed $10,000,000 so long as no Default or Event of Default exists or would result therefrom;
(vi)    payments of Indebtedness made after the Subsequent Acquisition Funding Date so long as (x) no Default or Event of Default exists or would result therefrom and (y) the Total Senior Secured Leverage Ratio is, immediately prior and after giving effect to such payment, calculated on a pro forma basis, less than or equal to 3.50 to 1.00; and
(vii)    other payments of Indebtedness in an amount not in excess of the Available Amount at the time such payments are made so long as (x) no Default or Event of Default exists or would result therefrom and (y) the Total Leverage Ratio is, immediately prior and after giving effect to such payment, calculated on a pro forma basis, less than or equal to the Total Leverage Ratio on the Effective Date.
SECTION 6.08. Transactions with Affiliates. The Credit Parties will not, and will not permit any of its Subsidiaries (including, for purposes of this Section 6.08, the Unrestricted Subsidiaries) to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, and the Parent will not engage in any transaction with any Unrestricted Subsidiary, involving aggregate consideration or assets with a fair market value in excess of $250,000, in each case, except (a) transactions between any Credit Party and an Affiliate that is a Credit Party or transactions between Foreign Subsidiaries; (b) transactions between any Credit Party and an Affiliate that is not a Credit Party (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Credit Party than could be obtained on an arm’s-length basis from unrelated third parties or (ii) constituting Investments in Subsidiaries otherwise permitted under Section 6.04 or Investments in Unrestricted Subsidiaries otherwise permitted under Section 6.04(m); (c) transactions between any Affiliate that is not a Credit Party and another Affiliate that is not a Credit Party, provided that if any such Affiliate is a Financial Subsidiary, such transactions shall be in the ordinary course of business at prices and on terms and conditions not less favorable to the Credit Party than could be obtained on an arm’s-length basis from unrelated third parties; (d) transactions listed on Schedule 6.08; (e) ordinary course executive compensation arrangements consistent with past practices; (f)

transactions pursuant to the TagStation Transaction Documents; (g) payment of customary fees and indemnities to directors, officers and employees and reimbursement of reasonable out-of-pocket costs of directors in the ordinary course; and (h) the Transactions. In addition to and without limiting the foregoing, the Borrower will not, and will not permit any of its Subsidiaries to, (x) transfer any portion of the operations of the Borrower or its Subsidiaries (whether related to general overhead functions and expenses or operating activities at, or expenses of, any Station or Magazine, or any significant portion of the property, assets and ownership rights used in connection with the operation of a Station or Magazine), (y) outsource any services required in connection with the operation of any such Station or Magazine, or any significant portion of the property, assets and ownership rights used in connection with the operation of a Station or Magazine owned by it, or (z) engage in any other activity or enter into any other arrangement in connection with such Station or Magazine, or any significant portion of the property, assets and ownership rights used in connection with the operation of such Station or Magazine owned by it, in each of clauses (x), (y) and (z), with or to any Unrestricted Subsidiary, any Affiliate of the Borrower or any of its Subsidiaries or any other Person in whom the Borrower or any of its Subsidiaries has an Investment if in any such case the effect would be to increase the Borrower’s Consolidated EBITDA for any period to an amount in excess of what the Borrower’s Consolidated EBITDA would have been in the absence of such activity or arrangement.
SECTION 6.09. Restrictive Agreements. The Credit Parties will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Credit Party or any other Subsidiary or to Guarantee Indebtedness of the Credit Parties or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, (ii) restrictions and conditions imposed by this Agreement or any other Credit Document, (iii) restrictions and conditions imposed by any documentation governing any Credit Agreement Refinancing Indebtedness (or any Permitted Refinancing thereof (or any successive Permitted Refinancing thereof)) or any Incremental Equivalent Debt (or any Permitted Refinancing thereof (or any successive Permitted Refinancing thereof)); provided that the restrictions and conditions contained in any such agreement or document referred to in this clause (iii) are not less favorable in any material respect to the Lenders than the restrictions and conditions imposed by this Agreement, (iv) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (viii) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder.
SECTION 6.10. Amendment of Material Documents. No Credit Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents in a manner materially adverse to the interests of the Lenders without the prior written consent of the Lenders.
SECTION 6.11. Unrestricted Subsidiaries.
(a)    The Borrower will not permit any of its Unrestricted Subsidiaries to (a) fail to satisfy customary formalities with respect to organization separateness, including (i) the maintenance of separate books and records and (ii) the maintenance of separate bank accounts in its own name, (b) fail to act solely in its own name and through its authorized officers and agents, (c) commingle any money or other assets of any Unrestricted Subsidiary with any money or other assets of the Borrower or any other Subsidiary of the Borrower, or (d) take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of the Unrestricted Subsidiaries being ignored under any circumstance.
(b)    Prior to the Subsequent Acquisition Funding Date, the Parent and the Borrower will not permit any of the WBLS Entities to, (a) enter into or permit to exist any arrangement or agreement (other than this Agreement and the other Credit Documents) which directly or indirectly prohibits any such WBLS Entity from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its subsidiaries whether now owned or hereafter acquired to secure the Obligations (other than restrictions on specific assets, which assets are the subject of purchase money security interests), or (b) enter into any agreement, contract or arrangement (other than this Agreement and the other Credit Documents) restricting the ability of any such WBLS Entity to pay or make dividends or distributions in cash or kind to the Borrower or any other Subsidiary or Unrestricted Subsidiary, to make loans, advances or other payments of any nature to the Borrower or any other Subsidiary or Unrestricted Subsidiary, or to make transfers or distributions of all or any part of its assets to the Borrower or any other Subsidiary or Unrestricted Subsidiary; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by any Unrestricted Subsidiary in the ordinary course of its business and (iii) property subject to a pending Asset Disposition.
(c)    The Borrower may at any time after the Effective Date designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of an authorized officer of the Borrower specifying such designation and certifying that the conditions to such designation set forth in this Section 6.11 are satisfied; provided that (i) both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.17, recomputed as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the Fiscal Quarter ending February 28, 2014).
(d)    The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein (as determined reasonably and in good faith by a Financial Officer of the Borrower). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

(e)    Upon the consummation of the Subsequent Acquisition, the WBLS Entities shall be Subsidiaries, without any further action of the Borrower.
SECTION 6.12. Parent Covenant. The Parent shall not (i)(x) perform any services or activities, or make any cash payments for the performance of any services or activities, other than those services and activities described in the definition of “Corporate Overhead” or reasonably related thereto, or (y) perform any services or activities, or make any cash payments for the performance of any services or activities that are ordinarily performed or paid for by an operating company, (ii) engage in any trade or business, (iii) own any assets, (iv) directly or indirectly, beneficially or otherwise, hold or own (whether pursuant to an Asset Swap or otherwise) any Equity Interest or other securities of any Person, (v) issue or incur any Indebtedness or (vi) effect any Equity Issuances, except that the Parent may:
(a)    hold and own the capital stock of itself, the Borrower and, indirectly, any other Person that is either a Subsidiary of the Borrower or an Unrestricted Subsidiary which is a subsidiary of the Borrower,
(b)    perform its obligations with respect to the Acquired Business Acquisition and the other agreements contemplated thereby, if any,
(c)    consummate the Transactions,
(d)    make Investments described under Sections 6.04(c) or (d) hereof, and make Investments permitted under Section 6.04 hereof which are held by the Borrower or any of its Subsidiaries but only to the extent the Borrower and its Subsidiaries are permitted to make such Investment,
(e)    incur Guarantees in respect of the Obligations, Credit Agreement Refinancing Indebtedness and Incremental Equivalent Debt and incur Indebtedness that Parent is permitted to incur under Section 6.01 hereof so long as any such Indebtedness continues to be permitted under Section 6.01 hereof at all times after the incurrence thereof,
(f)    incur Liens on Collateral in respect of (i) the Obligations, (ii) Credit Agreement Refinancing Indebtedness and (iii) Incremental Equivalent Debt (in the case of clauses (ii) and (iii), subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent),
(g)    maintain its legal existence (including the ability to incur fees, costs and expenses related to such maintenance and performance of activities relating to its employees and those of its Subsidiaries),
(h)    participate in tax, accounting and other administrative matters, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities related to its employees,
(i)    hold and own cash or cash equivalents (but not operate any property),
(j)    provide customary indemnification to officers, managers and directors,
(k)    issue any capital stock or other Equity-Like Instruments if otherwise permitted hereunder,
(l)    administer benefit plans for employees and independent contractors of the Borrower and its Subsidiaries and directors of the Parent; and
(m)    perform any activities reasonably related or incidental to the foregoing.

SECTION 6.13. Fiscal Year. The Borrower will not, and will not permit any of its Subsidiaries to, change the date of the end of its Fiscal Year to end on any date other than February 28, or in the case of a leap year, February 29, of each year.
SECTION 6.14. Use of Proceeds. The Borrower will not, and will not permit any of its Subsidiaries to, use, and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 6.15. Purchase Agreement; WBLS-WLIB LMA; WBLS Operating Agreement. The Borrower will not, and will not permit any of its Subsidiaries or any of its Unrestricted Subsidiaries to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Purchase Agreement, the WBLS-WLIB LMA or the WBLS Operating Agreement in a manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent.
SECTION 6.16. Limitations on Activities of WBLS Entities. From the Effective Date through the Subsequent Acquisition Funding Date, (a) the Borrower will not permit any WBLS Entity (or any Subsidiary thereof) to (i) create, incur, assume or permit to exist any Indebtedness for borrowed money, (ii) create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by such WBLS Entity (other than Permitted Encumbrances and Liens created under the Collateral Documents), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, (iii) make any Asset Disposition or Asset Swap that is materially adverse to the interests of the Lenders, (iv) make any Investment, (v) engage in any business other than the business of the WBLS Entities as of the date of the execution of this Agreement or (vi) liquidate, wind-up or dissolve and (b) other than in respect of consummation of the Subsequent Acquisition or as permitted by Section 11.2.1 or 11.2.2 of the WBLS Operating Agreement, the Borrower will not permit any sale of Equity Interests of any WBLS Entity.
SECTION 6.17. Financial Covenants.
(a)    The Borrower will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than or equal to 2.00 to 1.00; and
(b)    The Borrower will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter set forth below to be more than the applicable ratio set forth below for such Fiscal Quarter:

Fiscal Quarter Ending	Ratio
May 31, 2014 through August 31, 2015	5.25:1.00
November 30, 2015 through November 30, 2016	4.75:1.00
February 2017 and thereafter	4.00:1.00

(c)    The provisions of Section 6.17(a) are solely for the benefit of the Revolving Lenders in respect of the Revolving Facility, and the Required Revolving Lenders may (i) amend or otherwise modify Section 6.17(a) or, solely for purposes of Section 6.17(a), the defined terms used, directly or indirectly, therein or (ii) waive any non-compliance with Section 6.17(a) or any Event of Default arising from any non-compliance, in each case without the consent of any other Lenders.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or fail to deposit any cash collateral amount due pursuant to Section 2.06(j) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under the Credit Documents within five calendar days of when the same shall become due and payable;
(c)    any representation or warranty made or deemed made by or on behalf of any Credit Party or any Subsidiary in or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03, 5.05, 5.08 or 5.13 or in Article VI and, in the case of Section 5.02(a) and Section 5.05, such default shall continue unremedied for a period of 10 days;
(e)    any Credit Party shall fail to observe or perform any other covenant, condition or agreement contained in the Credit Documents that such Credit Party is required to observe or perform (other than those specified in clause (a), (b), (d) or (n) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;
(f)    any Credit Party, any Subsidiary, the Austin Partnership or RAM shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period;
(g)    any event or condition occurs that results in any Material Indebtedness of any Credit Party, any Subsidiary, the Austin Partnership or RAM becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after any applicable grace period) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, administration, reorganization or other relief in respect of any Credit Party, any Subsidiary, the Austin Partnership or RAM, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator, or similar official for any Credit Party, any Subsidiary, the Austin Partnership or RAM for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    any Credit Party, any Subsidiary, the Austin Partnership or RAM shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding up, administration, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for any Credit Party, any Subsidiary, the Austin Partnership or RAM or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    any Credit Party, any Subsidiary, the Austin Partnership or RAM shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $7,500,000 shall be rendered against any Credit Party, any Subsidiary, the Austin Partnership or RAM or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party, any Subsidiary, the Austin Partnership or RAM to enforce any such judgment;
(l)    an ERISA Event or a Foreign Pension Plan Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events or any other Foreign Pension Plan Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in liability of the Parent, the Borrower and its Subsidiaries (including the Unrestricted Subsidiaries) in an aggregate amount exceeding $7,500,000;
(m)    a Change in Control shall occur;
(n)    any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 3.3(a)(i), 3.4, 6.2, 6.4(a) or 6.4(b) of the Guarantee and Collateral Agreement;
(o)    any Guarantor shall deny that it has any further liability under the Guarantee of the Obligations provided pursuant to the Guarantee and Collateral Agreement to which it is a party, or shall give notice to such effect (other than as a result of the discharge of such Guarantor in accordance with the terms of the Credit Documents);
(p)    any material provision of any Credit Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder or any action shall be taken by any Credit Party or any Subsidiary to discontinue or to assert the invalidity or unenforceability of any such Credit Document; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Administrative Agent to take any action within its control) cease to be a perfected and first priority security interest (subject to Liens expressly permitted by Section 6.02);
(q)    the subordination provisions of any agreement or instrument relating to any Subordinated Indebtedness constituting Material Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions;
(r)    (i) any Subordinated Indebtedness shall be prepaid, redeemed or repurchased in whole or in part or an offer to prepay, redeem or repurchase the Subordinated Indebtedness in whole or in part shall have been made, in each case, except as otherwise expressly permitted hereby, (ii) the subordination provisions of any Subordinated Indebtedness is found by any court, or asserted by the trustee in respect of, or any holder of, Subordinated Indebtedness in a judicial proceeding to be, invalid or unenforceable or (iii) any Credit Party breaches or fails to comply with any of the subordination provisions governing any Subordinated Indebtedness or any other provisions therein expressed to be for the benefit of the Administrative Agent, the Required Lenders or any Lender;
(s)    the Borrower, any Subsidiary, the Austin Partnership or RAM shall lose, fail to keep in force, suffer the termination, suspension or revocation of, or terminate, forfeit or suffer an adverse amendment to, any Necessary Authorizations at any time held by it which would have a Material Adverse Effect, it being understood that the Credit Parties acknowledge and agree that the occurrence of any of the events set forth in this clause (s), individually or in the aggregate, shall be deemed to have a Material Adverse Effect if they involve the Necessary Authorizations for one or more Stations that, individually or in the aggregate, account for ten percent (10%) or more of Consolidated EBITDA for the most recent period for which financial statements are required to be delivered pursuant to Section 5.01;
(t)    any of the Borrower, any Subsidiary, the Austin Partnership or RAM, shall be enjoined, restrained or in any way prevented by the order of the FCC or any other Governmental Authority from conducting any material part of its business which would have a Material Adverse Effect and such order shall continue in effect for more than thirty (30) days, provided that with respect to any such order relating to the renewal or availability of any Necessary Authorization, if the issuance of such order would not otherwise constitute an Event of Default under clause (s)

above, it shall not cause an Event of Default solely by virtue of meeting the criteria of this clause (t);
(u)    any contractual obligation which is necessary to the broadcasting operations of any of the Borrower, any Subsidiary, the Austin Partnership or RAM, shall be revoked or terminated and not replaced by a substitute, without a Material Adverse Effect, within ninety (90) days after such revocation or termination;
(v)    any (i) order of the FCC relating to any Acquisition permitted hereunder granting or consenting to a transfer of control or assignment of an FCC License that is a Necessary Authorization in connection with any Acquisition permitted hereunder which has been completed shall not have become final and the FCC shall have entered an order reversing such order that has not been stayed within thirty (30) days or (ii) filing at the FCC of (A) an application for consent to the substantive transfer of control or assignment of any FCC License that is a Necessary Authorization held by any Subsidiary, the Austin Partnership or RAM, other than a filing in connection with a transaction permitted by Section 6.03 of this Agreement or (B) an application for consent to the substantive transfer of control of the Borrower or a filing that does not constitute a Change of Control as defined in this Agreement; or
(w)     (i) the Austin Partnership or RAM shall incur any Material Indebtedness or (ii) the partnership agreement or any other governing documents relating to the Austin Partnership or RAM shall permit, after giving effect to any amendment, modification or waiver of the terms thereof, or there shall occur, any cash or other distribution (including any redemption, purchase, retirement or other acquisition of any partnership interests or return of capital attributable to any partnership interests) by the Austin Partnership or RAM to all or any of its partners which is not made simultaneously to all of its partners on a pro rata basis, in terms of both value and kind, in accordance with such partners’ proportional equity interests in the Austin Partnership or RAM; provided that it shall not be an Event of Default hereunder if the Borrower or any of its Subsidiaries receives any distribution in excess of their pro rata share as so determined or if the Borrower or any of its Subsidiaries receives any repayment of Indebtedness advanced by the Borrower or any of its Subsidiaries to the Austin Partnership or RAM;
then, (i) and in every such event (other than an event with respect to any Credit Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (x) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (y) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties; and (ii) in case of any event with respect to any Credit Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties; provided, however, that upon the occurrence and during the continuance of any Event of Default attributable to a failure to comply with Section 6.17(a), (x) actions pursuant to clause (i) may be taken by the Required Revolving Lenders with respect to the Revolving Loans only or by the Administrative Agent at the request of such Revolving Lenders (in each case without the requirement for any Required Lender request or action), and (y) only if action has been taken in respect of such Event of Default under clause (i) (with respect to the Revolving Loans) or such Event of Default results in a default under Material Indebtedness, which Material Indebtedness is accelerated as a result, then such Event of Default will be deemed to be an Event of Default with respect to all Lenders hereunder and the remedies set forth above can be exercised by the Required Term Lenders in respect of the Term Loans. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Credit Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
The Administrative Agent
SECTION 8.01. Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Credit Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto.
SECTION 8.02. Rights and Power. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Credit Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 8.04. Administrative Agent Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 8.06. Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
SECTION 8.07. Lender Non-Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. Other Titles. No Lender identified in this Agreement as a “Documentation Agent” or a “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in this Article VIII.
SECTION 8.09. Collateral and Guarantee Matters. In its capacity, the Administrative Agent is a “representative” of the holders of Secured Obligations within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the holders of Secured Obligations any Credit Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of or for the benefit of the Administrative Agent, on behalf of the holders of Secured Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.17(b), (ii) as permitted by, but only in accordance with, the terms of the applicable Credit Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Credit Document, or which is consented to in writing by the Required Lenders or all of the Lenders, as applicable, the security interest in such assets shall be automatically released and the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability (other than immaterial liabilities) or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Credit Party or any Subsidiary in respect of) all interests retained by the Borrower or any Credit Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Without limiting the foregoing, if all of the Equity Interests held by the Borrower and its Subsidiaries in any Subsidiary Guarantor are sold or transferred in a transaction permitted hereunder (other than to the Borrower or to a Subsidiary thereof) and the proceeds of such transaction are applied in accordance with the terms of Section 2.11(c)(i) (or arrangements for such application satisfactory to the Administrative Agent have been made) or if such Subsidiary Guarantor becomes an Excluded Subsidiary (other than pursuant to clauses (c) or (d) of the definition thereof), such Subsidiary Guarantor and its subsidiaries shall automatically be released from its Guarantee of the Secured Obligations upon the consummation of such transaction or on becoming an Excluded Subsidiary (other than pursuant to clauses

(c) or (d) of the definition thereof), and the Administrative Agent is hereby authorized and directed by the Lenders to take any actions deemed appropriate in order to effect the foregoing.
ARTICLE IX
Miscellaneous
SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, IN 46204, Attention of Ryan Hornaday (E mail: RHornaday@emmis.com) with a copy to: Emmis Legal Department, 40 Monument Circle, Suite 700, Indianapolis, IN 46204 (E-mail: legal@emmis.com);
(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1 E. Ohio Street, Floor 4, Indianapolis, IN 46204, Attention of Thomas W. Harrison (Telecopy No. (317) 767-8033 and (317) 767-8006), with a copy to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 07, Chicago, IL 60603, Attention of Susan Thomas (E mail: jpm.agency.servicing.1@jpmorgan.com) (Telecopy No. (888) 303-9732) (Telephone No. (312) 732-7982);
(iii)    if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 5, Chicago, IL 60603, Attention of Global Trade Services (E-mail: Chicago.LC.agency.closing.team@jpmchase.com) (Telecopy No. (312) 288-8950);
(iv)    if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 07, Chicago, IL 60603, Attention of Susan Thomas (E mail: jpm.agency.servicing.1@jpmorgan.com) (Telecopy No. (888) 303-9732); and
(v)    if to any other Lender, to it at its address (or e-mail address) set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Credit Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.
SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Credit Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effec¬tive only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (y) in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon other than interest accruing pursuant to Section 2.13(c), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (including any prepayment pursuant to Section 2.11(d)), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or “Required Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (vii) release any Guarantor from its obligation under any Guarantee of the Obligations to which it is a party (except as otherwise permitted herein or in the other

Credit Documents), without the written consent of each Lender (other than any Defaulting Lender), or (viii) except as provided in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall (i) amend, modify or waive Section 2.20 without the prior written consent of the Administrative Agent, the Issuing Bank and the Swingline Lender or (ii) amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, the Required Revolving Lenders may, without consent of the other Lenders, amend or waive the covenant set forth in Section 6.17(a) as set forth in Section 6.17(c).
(c)    Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 9.02 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including any obligation in respect of any drawing under or participation in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, shall have been paid in full all amounts owing to it hereunder (including principal, interest and fees). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.
(d)    After any failure by any Lender to consent to a requested amendment, waiver or modification to any Credit Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify the Administrative Agent and such non-consenting Lender of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such non-consenting Lender, which Replacement Lender shall be reasonably satisfactory to the Administrative Agent (unless, with respect to the Term Loan Facility, such Replacement Lender is a Lender, an Affiliate of a Lender or an Approved Fund). In the event the Borrower obtains a Replacement Lender following notice of its intention to do so, such non-consenting Lender shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such non-consenting Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment and such Replacement Lender shall grant its consent with respect to the applicable amendment, waiver or modification. Upon any such payment and compliance with the provisions of Section 9.04, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive; and provided further that if such non-consenting Lender does not execute the applicable Assignment and Assumption within one (1) Business Day after the Borrower’s request, the execution of such Assignment and Assumption by such non-consenting Lender shall not be required.
(e)    In addition, notwithstanding the foregoing, this Agreement may be amended with (a) the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or a portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus reasonable and customary costs, expenses, accrued interest or premiums in connection with such refinancing, replacement or modification), (ii) the Replacement Term Loans shall share ratably or less than ratably in any prepayments or repayments of the Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing, (iv) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of the Replaced Term Loans, (v) the other terms and conditions of such Replacement Term Loans (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall reflect market terms and conditions at the time of incurrence thereof (but it no event shall any Replacement Term Loans have covenants and defaults materially more restrictive (taken as a whole) than those applicable to the Replaced Term Loans (except for covenants and defaults applicable only to periods after the Latest Maturity Date in effect of the date of incurrence of the Replacement Term Loans)) and (vi) any such replacement shall be subject to any applicable prepayment premium pursuant to Section 2.11(a) and (b) the written consent of the Administrative Agent, the Borrower, and the Lenders providing the relevant Replacement Revolving Commitments (as defined below) to permit the refinancing, replacement or modification of all outstanding Revolving Commitments (“Replaced Revolving Commitments”) with a replacement revolving facility hereunder (“Replacement Revolving Commitments”), provided that (i) the aggregate amount of such Replacement Revolving Commitments (plus reasonable and customary costs, expenses, accrued interest or premiums in connection with such refinancing, replacement or modification) shall not exceed the aggregate principal amount of the Replaced Revolving Commitments, (ii) the Applicable Margin for the loans with respect to such Replacement Revolving Commitments shall not be higher than the Applicable Margin for the loans with respect to such Replaced Revolving Commitments, (iii) the termination date of such Replacement Revolving Commitments shall be no earlier than the termination date of the Replaced Revolving Commitments and (iv) the Administrative Agent and the Issuing Bank shall have consented (such consent not to be unreasonably withheld) to the Lenders in respect of the Replacement Revolving Commitments.
SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Parent, the Borrower and each other Credit Party shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent and the Arranger, including the reasonable and documented fees, charges and disbursements of one primary counsel to the Administrative Agent, the Syndication Agent and the Arranger, taken as a whole, and if necessary, one FCC counsel and one firm of local counsel to the Administrative Agent, the Syndication Agent and the Arranger, taken as a whole, in each jurisdiction as the Administrative Agent shall deem advisable in connection with the perfection of the security interests in the Collateral provided under the Credit Documents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that expense set forth in this clause (iii)

shall be limited to (A) one primary counsel to the Administrative Agent and the Lenders (taken together as a single group or client), (B) if necessary, one local counsel required in any relevant jurisdiction and applicable special regulatory or FCC counsel to the Administrative Agent and the Lenders (taken together as a single group or client), (C) additional counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) and (D) if representation of the Administrative Agent and/or all of the Lenders in each matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, one additional counsel for each group of similarly affected parties subject to such conflict.
(b)    The Parent, the Borrower and each other Credit Party shall indemnify the Administrative Agent, the Syndication Agent, the Issuing Bank, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of counsel (limited to reasonable and documented fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction for all Indemnitees, taken as a whole, and one FCC or regulatory counsel for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, where any Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction and one FCC or regulatory counsel)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent, the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent, the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a Credit Party or a third party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are deter¬mined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or the material breach of such Indemnitee’s obligations under this Agreement or any other Loan Document, (y) result from a proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent, the Arranger, or any other agent in its capacity as such or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder) or (z) result from a settlement of any proceeding effected without the consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought of such unpaid amount); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(d)    To the extent permitted by applicable law, neither the Parent, the Borrower nor any other Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby except to the extent such damages are found by a final, non appealable judgment of a court to arise from the willful misconduct, bad faith or gross negligence of such indemnified person.
(e)    All amounts due under this Section shall be payable not later than 10 days after written demand therefor.
SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than Ineligible Institutions or Disqualified Lenders) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (in each case, of the same Class) or, if an Event of Default pursuant to clauses (a), (b), (h) and (i) of Article VII has occurred and is continuing, any other Person; and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that any assigning Lender shall, in connection with any potential assignment after the occurrence, and during the continuance, of an Event of Default pursuant to clauses (a), (b), (h) or (i)

of Article VII, provide to the Borrower a copy of the applicable Assignment and Assumption concurrently with its delivery of the same to the Administrative Agent;
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans; provided further that section 9.04(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (such fee to be waived in connection with any assignment by any Lender that was a Lender on the Effective Date); and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender.
(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution or a Disqualified Institution (to the extent that the list of Disqualified Institutions has been made available to all Lenders), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstand¬ing and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized by a deposit of cash with such Issuing Bank in an amount acceptable to such Issuing Bank in its sole discretion, or being supported by a letter of credit acceptable to the Issuing Bank in its sole discretion that names such Issuing Bank as the beneficiary thereunder, or otherwise to the satisfaction of such Issuing Bank), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). The provisions of Sections 2.14, 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or any other electronic means that reproduces an image of the actual executed signature page (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07. Severability. Any provision of any Credit Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any of and all the obligations of the Borrower or any other Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.
(c)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE PARENT, THE BORROWER, AND THEIR AFFILIATES, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each such Credit Party, which information includes the name and address of each such Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Act.
SECTION 9.15. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and each such Credit Party, its stockholders or its Affiliates, on the other. Each Credit Party acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to the Credit Parties except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Credit Parties, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty, to such Credit Party in connection with such transactions or the process leading thereto.
SECTION 9.16. FCC Approval. Notwithstanding anything to the contrary contained in this Agreement or in the other Credit Documents, neither the Administrative Agent nor any Lender will take any action pursuant to this Agreement or any of the other Credit Documents, which would constitute or result in (i) a change in control of the Borrower any of its Subsidiaries or (ii) an assignment of any FCC Licenses, which, in each case, would require the prior approval of the FCC without first obtaining such prior approval of the FCC unless authorized to do so by a court in connection with the appointment of a trustee in bankruptcy or a receiver. After the occurrence of an Event of Default, each Credit Party shall take or cause to be taken any action which the Administrative Agent may reasonably request in order to obtain from the FCC such approval as may be necessary to enable the Administrative Agent to exercise and enjoy the full rights and benefits granted to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders by this Agreement or any of the other Credit Documents, including, at the Credit Parties’ cost and expense, the use of the Credit Parties’ best efforts to assist in obtaining such approval for any action or transaction contemplated by this Agreement or any of the other Credit Documents for which such approval is required by law, including specifically, without limitation, upon request, to prepare, sign and file with the FCC the assignor’s or transferor’s portion of any application or applications for the consent to the assignment or transfer of control necessary or appropriate under the FCC’s rules and approval of any of the transactions contemplated by this Agreement or any of the other Credit Documents.
SECTION 9.17. Appointment for Perfection; Release of Collateral.
(a)    Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
(b)    The Lenders hereby agree that the Liens granted to the Administrative Agent or for the benefit of the Administrative Agent and/or the Lenders by any of the Credit Parties on any Collateral shall automatically be released upon (A) (i) the termination of the Commitments and payment in full of the Obligations (other than in respect of contingent indemnification obligations and expense reimbursement claims not then due and payable), (ii) the termination or expiration of any Swap Agreements evidencing any of the Swap Obligations or the substitution of credit in a manner reasonably satisfactory to any swap counterparty in respect thereof and (iii) the expiration or termination of all Letters of Credit (or provision therefore in a manner reasonably satisfactory to the Issuing Bank), (B) the sale, transfer or disposition of any Collateral by any Credit Party in a transaction permitted by this Agreement to any Person that is not a Credit Party, (C) the release of a Guarantor from its obligations under the Guarantee and Collateral Agreement and (D) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02). Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(c)    In addition, the Lenders hereby irrevocably agree that the Subsidiary Guarantors shall be released from the Guarantee and Collateral Agreement upon the consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary or becoming an Excluded Subsidiary (other than pursuant to clauses (c) or (d) of the definition thereof) (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any officer of such Credit Party upon its reasonable request without further inquiry).
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

EMMIS OPERATING COMPANY,
as the Borrower

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President,
General Counsel and Secretary

PARENT GUARANTOR:

EMMIS COMMUNICATIONS CORPORATION
as the Parent

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President,
General Counsel and Secretary

SUBSIDIARY GUARANTORS:

EMMIS RADIO LICENSE, LLC,
EMMIS RADIO, LLC,
EMMIS LICENSE CORPORATION OF NEW
YORK,
EMMIS RADIO LICENSE CORPORATION
OF NEW YORK,
EMMIS INTERNATIONAL BROADCASTING
CORPORATION,
EMMIS RADIO HOLDING CORPORATION,
EMMIS RADIO HOLDING II
CORPORATION,
EMMIS PUBLISHING CORPORATION,
LOS ANGELES MAGAZINE HOLDING
COMPANY, INC.,
MEDIATEX COMMUNICATIONS
CORPORATION,
EMMIS PUBLISHING, L.P.,
ORANGE COAST KOMMUNICATIONS, INC.,
EMMIS INDIANA BROADCASTING, L.P.,
TAGSTATION, LLC

By:	/s/ J. Scott Enright
Name:	J. Scott Enright
Title:	Executive Vice President,
General Counsel and Secretary

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and a Lender

By:	/s/ Thomas W. Harrison
	Name:	Thomas W. Harrison
	Title:	Senior Vice President / Authorized Officer

FIFTH THIRD BANK, as a Lender

By:	/s/ William J. Krummen
	Name:	William J. Krummen
	Title:	Vice President